Exhibit 2

Council of Europe Development Bank
Year ended December 31, 2024

Independent auditor’s report on annual financial statements

ERNST & YOUNG Audit

ERNST & YOUNG Audit Tour First TSA 14444 92037 Paris-La Défense cedex	Tél. : +33 (0) 1 46 93 60 00 www.ey.com/fr

Council of Europe Development Bank

Year ended December 31, 2024

Independent auditor’s report on annual financial statements

To the Governor,

Opinion

We have audited the annual financial statements of the Council of Europe Development Bank (the “Bank”), which comprise the balance sheet as at December 31, 2024 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and notes to the financial statements, including material accounting policy information.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2024, and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the European Union.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the annual financial statements for the current period. Those matters were addressed in the context of our audit of the annual financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on those matters.

S.A.S. à capital variable

344 366 315 R.C.S. Nanterre

Société de Commissaires aux Comptes

Société d'expertise comptable inscrite au Tableau

de l'Ordre de la Région Paris - Ile-de-France

Siège social : 1-2, place des Saisons - 92400 Courbevoie - Paris-La Défense 1

Valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments

Risk identified

As at December 31, 2024, the financial instruments at fair value through profit or loss amounted to K€ 589,286 in assets and K€ 270,851 in liabilities. The hedging derivative financial instruments amounted to K€ 1,507,482 in assets and K€ 1,446,332 in liabilities.

As set out in Note A to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

•	The mathematical calculation methods based on financial assumptions;

•	The parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments and the related estimation’s inherent uncertainty, we considered the valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of interest rate swaps and currency rate swaps, as well as the methodology implemented by the Bank to model the fair valuation.

We compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Other Information included in the Bank’s Annual Report as at December 31, 2024

Other information consists of the information included in the Annual Report, other than the financial statements and our auditor’s report thereon. Management is responsible for the other information.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Council of Europe Development Bank	2

Responsibilities of Management and Those Charged with Governance for the Annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as Management determines is necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless Management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by Management.

•	Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

Council of Europe Development Bank	3

•	Evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We provide those charged with governance with a statement that we have complied with the relevant ethical requirements regarding independence and inform them of all relationships and other matters that may reasonably be thought to bear on our independence, and, where applicable, the actions taken to eliminate threats or safeguards applied.

Paris-La Défense, March 11, 2025

The Independent Auditor
ERNST & YOUNG Audit

Luc Valverde

Council of Europe Development Bank	4

FINANCIAL STATEMENTS 2024

Table of contents

FINANCIAL STATEMENTS	2
About the CEB	2
Sectors of action	2
Balance sheet	3
Income statement	4
Statement of comprehensive income	5
Statement of changes in equity	5
Statement of cash flows	6
NOTES TO THE FINANCIAL STATEMENTS	7
NOTE A - Summary of principal accounting methods applied by the Bank	7
NOTE B - Risk management	17
NOTE C - Financial instruments at fair value through profit or loss and hedging derivative financial instruments	38
NOTE D - Financial assets and liabilities	39
NOTE E - Market value measurement of financial instruments	40
NOTE F - Offsetting financial assets and financial liabilities	41
NOTE G - Financial assets at fair value through equity and at amortised cost	42
NOTE H - Tangible and intangible assets	45
NOTE I - Other assets and other liabilities	46
NOTE J - Financial liabilities at amortised cost	46
NOTE K - Social Impact Account	49
NOTE L - Provisions	50
NOTE M - Capital	51
NOTE N - Interest margin	53
NOTE O - Segment information	54
NOTE P - Net gains or losses from financial instruments at fair value through profit or loss	55
NOTE Q - General operating expenses	55
NOTE R - Cost of risk	55
NOTE S - Financing commitments given or received	57
NOTE T - Contingent liabilities and other significant disclosures	57
NOTE U - Post-balance sheet events	57

1

FINANCIAL STATEMENTS 2024

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union.

About the CEB

The Council of Europe Development Bank (CEB) is a multilateral development bank with an exclusively social mandate from its 43-member states. The CEB finances investment in social sectors, including education, health and affordable housing, with a focus on the needs of vulnerable people. Borrowers include governments, local and regional authorities, public and private banks, non-profit organisations and others. As a multilateral bank with a triple-A credit rating, the CEB funds itself on the international capital markets. It approves projects according to strict social, environmental and governance criteria, and provides technical assistance. In addition, the CEB receives funds from donors to complement its activities.

The CEB was originally established as a resettlement fund in 1956 by eight of the 15-member states that made up the Council of Europe at the time. The CEB is Europe’s oldest multilateral development bank and is a legally and financially separate entity from the Council of Europe.

For more about the CEB, visit

coebank.org/en/about

Sectors of action

The CEB contributes to the implementation of socially-oriented investment projects in favour of social cohesion, with a particular focus on vulnerable people. In line with Administrative Council Resolution 1646 (2022), the CEB's new Strategic Framework 2023-2027 updates the Bank's action lines to:

•	Investing in People and Enhancing Human Capital
•	Promoting Inclusive and Resilient Living Environments
•	Supporting Jobs and Economic and Financial Inclusion

These action lines reflect the CEB's operational context and the current and projected needs of its member countries.

Each of the CEB's areas of intervention is derived from its stated lines of action and is defined by clear and detailed eligibility criteria. The areas of intervention of the CEB as of 1 January 2024 are: Health and social care (*); Education and vocational training (*); Administrative and judicial infrastructure; Protection and rehabilitation of historical and cultural heritage; Social and affordable housing (*); Urban, rural and regional development (*); Natural or ecological disasters; Protection of the environment; MSME financing (*) and Microfinance (*).

While maintaining its commitment to all its core areas of activity, the CEB has identified a number of "focus sectors" in order to improve the selectivity of its projects and to deploy its resources where they can make the greatest contribution to the pursuit of the CEB’s overarching objectives. Although not listed as separate sectors, the CEB also identifies three cross-cutting themes that interact with its core areas of activity, namely: (i) climate action, (ii) gender equality, and (iii) digitalisation.

(*) Indicates a “focus sector”

2

FINANCIAL STATEMENTS 2024

Balance sheet

€ thousand
Table 2	Notes	31/12/2024	31/12/2023
Assets
Cash in hand, balances with central banks		608 615	1 034 117
Financial instruments at fair value through profit or loss	C	589 286	227 801
Hedging derivative financial instruments	C	1 507 482	1 832 305
Financial assets at fair value through equity	G	3 291 324	2 908 530
Financial assets at amortised cost	G
Loans		22 301 631	20 577 014
Advances		6 872 787	5 377 571
Debt securities		2 338 292	1 796 929
Tangible and intangible assets	H	59 798	56 843
Other assets	I	1 044 070	607 314
Total assets		38 613 285	34 418 424
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	C	270 851	349 156
Hedging derivative financial instruments	C	1 446 332	1 762 881
Financial liabilities at amortised cost	J
Amounts owed to credit institutions and to customers		98 251	45 690
Debt securities in issue		30 873 212	27 893 606
Other liabilities	I	818 786	508 830
Social Impact Account	K	50 144	35 747
Provisions	L	336 277	303 396
Total liabilities		33 893 853	30 899 306
Equity
Capital	M
Subscribed		9 622 868	5 579 046
Uncalled		(7 856 618)	(4 954 771)
Called		1 766 250	624 275
General reserve		2 875 299	2 786 051
Net profit		124 303	109 248
Total capital, general reserve and net profit		4 765 852	3 519 574
Gains or losses recognised directly in equity		(46 420)	(456)
Total equity		4 719 432	3 519 118

Total liabilities and equity		38 613 285	34 418 424

3

FINANCIAL STATEMENTS 2024

Income statement

€ thousand
Table 3	Notes	2024	2023
Interest and similar income		1 429 306	1 195 522
Interest expenses and similar charges		(1 229 293)	(1 018 955)
Interest margin	N	200 013	176 567
Net gains or losses from financial instruments at fair value through profit or loss	P	(40)	(13 900)
Net gains from financial assets at fair value through equity		59	297
Commissions (income)		1 011	1 317
Commissions (expenses)		(2 251)	(2 414)
Net banking income		198 792	161 867
General operating expenses	Q	(58 450)	(52 323)
Depreciation and amortisation charges of tangible and intangible assets	H	(7 026)	(7 241)
Gross operating income		133 316	102 303
Cost of risk	R	(9 013)	6 945
Net profit		124 303	109 248

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FINANCIAL STATEMENTS 2024

Statement of comprehensive income

€ thousand
Table 4	2024	2023
Net profit	124 303	109 248
Items that may be reclassified to income statement	(27 828)	10 973
Changes in value of debt securities at fair value through equity	(26 438)	(3 471)
Changes in value of hedging derivative financial instruments	(1 390)	14 444
Items that will not be reclassified to income statement	(18 136)	(38 478)
Changes in actuarial differences related to the pension scheme	(16 022)	(36 858)
Changes in actuarial differences related to the other post-employment benefits	(1 983)	(1 620)
Changes in value of equity instruments	(131)
Total other elements of comprehensive income	(45 964)	(27 505)
Comprehensive income	78 339	81 743

Statement of changes in equity

€ thousand

	Capital and reserves				Gains or losses recognised
directly in equity
Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
Table 5	capital	and result	Total	equity	instruments	differences	instruments	Total	equity
Equity as at 1 January 2023	612 964	2 802 362	3 415 326	9 235	26 521	(9 664)	957	27 049	3 442 375
Capital increase	11 311		11 311						11 311
Reserves		(11 311)	(11 311)						(11 311)
Allocation of 2022 profit		(5 000)	(5 000)						(5 000)
Net profit 2023		109 248	109 248						109 248
Changes in value of assets and liabilities recognised directly in equity				(3 471)	14 444	(38 478)		(27 505)	(27 505)
Equity as at 31 December 2023	624 275	2 895 299	3 519 574	5 764	40 965	(48 142)	957	(456)	3 519 118
Capital increase	1 141 975		1 141 975						1 141 975
Allocation of 2023 profit		(20 000)	(20 000)						(20 000)
Net profit 2024		124 303	124 303						124 303
Changes in value of assets and liabilities recognised directly in equity				(26 438)	(1 390)	(18 005)	(131)	(45 964)	(45 964)
Equity as at 31 December 2024	1 766 250	2 999 602	4 765 852	(20 674)	39 575	(66 147)	826	(46 420)	4 719 432

5

FINANCIAL STATEMENTS 2024

Statement of cash flows

Table 6			€ thousand
For the year ended 31 December		2024	2023
	Net profit	124 303	109 248
+/-	Depreciation charges of tangible and intangible assets	7 026	7 241
+/-	Impairment allowance	9 070	(6 934)
+/-	Net loss/net profit from investing operations	(2 479)	4 980
+/-	Change in interest receivable	(50 002)	(266 933)
+/-	Change in interest payable	39 197	266 119
+/-	Other movements	17 904	30 035
	Total of non-monetary items included in the result	20 716	34 508
+	Reimbursements related to operations with credit institutions and customers	3 633 251	3 116 335
-	Disbursements related to operations with credit institutions and customers	(6 444 082)	(5 143 224)
+	Reimbursements related to other operations affecting financial assets or liabilities	4 240 911	6 733 966
-	Disbursements related to other operations affecting financial assets or liabilities	(4 089 756)	(6 831 109)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(17 738)	(17 048)
	Net cash flows from assets and liabilities resulting from operating activities	(2 677 414)	(2 141 080)
	Total net cash flows from operating activities (a)	(2 532 395)	(1 997 324)
+	Reimbursements related to debt securities at amortised cost	130 933	127 600
-	Disbursements related to debt securities at amortised cost	(660 957)	(331 926)
+/-	Cash flows related to tangible and intangible assets	(10 524)	(6 838)
	Total net cash flows from investing operations (b)	(540 548)	(211 165)
+/-	Cash flows from or to member states	521 434	45 647
+	Reimbursements related to debt securities in issue at amortised cost	10 117 305	10 067 238
-	Disbursements related to debt securities in issue at amortised cost	(8 051 422)	(7 256 934)
	Total net cash flows from financing operations (c)	2 587 317	2 855 951
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	34 580	(60 054)
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(451 046)	587 408
	Cash and cash equivalents at the beginning of the financial year	4 967 031	4 379 623
	Cash in hand, balances with central banks	1 034 428	1 150 631
	Advances repayable on demand and term deposits with credit institutions	3 932 603	3 228 992
	Cash and cash equivalents at the end of the financial year	4 515 985	4 967 031
	Cash in hand, balances with central banks	608 810	1 034 428
	Advances repayable on demand and term deposits with credit institutions	3 907 175	3 932 603
	Changes in cash and cash equivalents	(451 046)	587 408

6

FINANCIAL STATEMENTS 2024

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The entry into force of standards and amendments of IFRS standards with mandatory application from 1 January 2024 had no effect on the Bank’s financial statements as at 31 December 2024. The Bank did not implement any new standards, amendments or interpretations adopted by the European Union, for which implementation was optional in 2024.

1.2 Interest rate benchmark reform

The Interbank Offered Rate (IBOR) replacement process

On 5 March 2021, the UK Financial Conduct Authority (FCA) announced the cessation and loss of representativeness of the 35 LIBOR benchmark settings published by ICE Benchmark Administration (IBA).

Organisation of the reform implementation project and implications for the Bank

The Bank has implemented the benchmark interest rate reform by migrating from the LIBOR benchmarks to the respective risk-free rates (RFRs), in line with market practice.

In 2021, the Bank addressed the replacement of certain LIBORs under one loan agreement which was indexed to, inter alia, sterling LIBOR, Swiss franc LIBOR and Japanese yen LIBOR; the relevant tranches under this loan agreement and the related swaps were amended using the same RFR conventions in order to preserve the micro-hedge accounting approach.

In 2023, the Bank addressed the replacement of USD LIBOR; the relevant tranches under the relevant loan agreements and the related swaps were amended using the same conventions, also in order to preserve the micro hedge accounting approach.

The Bank is mainly exposed to the remaining IBORs under certain floating rate loans granted to borrowers and the related hedging swaps.

EURIBOR continues to be published given its compatibility with the EU Benchmarks Regulation and remains the reference rate in the Euro-area for the foreseeable future. As most of the Bank’s lending takes place in euro, referencing EURIBOR, the discontinuation / unrepresentativeness of LIBOR did not have a material impact on CEB’s lending or hedging activity.

The Bank has loans and swaps outstanding that reference BUBOR and STIBOR, which are rates that are expected to continue being published in the foreseeable future and which are deemed compatible with the EU Benchmarks Regulation. CEB keeps itself informed on the development of STIBOR and SWESTR and will consider the approach it would take should there be any market or regulatory guidance to move from STIBOR to SWESTR. However, until now, such a transition appears to have been under discussion solely for the tenor T/N (Tomorrow / Next), whereas CEB’s exposure to STIBOR is with respect to three- and six-month STIBOR.

In addition, the Bank has loans and swaps outstanding that reference WIBOR. In December 2024, the Steering Committee of the National Working Group for benchmark reform in Poland selected WIRF as successor to WIBOR, abandoning its initial plan to replace WIBOR with WIRON. CEB is operating under the assumption that the conversion deadline will remain the end of 2027, but the Bank is monitoring market developments and regulatory recommendations, and will take the necessary steps for the purposes of replacing WIBOR once the updated recommendations are known.

With regards to derivatives, the Bank has adhered to the ISDA 2020 IBOR Fallbacks Protocol, multilaterally amending existing ISDA Master Agreements (including their CSAs) and swaps outstanding under them with all other counterparties that have adhered to the protocol to incorporate IBOR fallback rates. These fallback rates replaced the existing IBORs referred to in these agreements / swaps where a permanent cessation of the publication of an IBOR has occurred. The same fallback rates apply to new swaps via revised definitions that ISDA has published together with the protocol and that CEB’s swaps incorporate by reference. The Bank will be monitoring the ISDA documentation updates to consider the WIBOR replacement with WIRF and will adapt accordingly.

7

FINANCIAL STATEMENTS 2024

1.3 Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified. Due to rounding, the totals in the tables of the financial statements and accompanying notes may not correspond to the sum of the components to the nearest thousand euros.

2. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the Income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the Income statement.

3. Use of estimates

Within the context of IFRS application, the CEB uses estimates to determine the value of its financial instruments, mainly for the valuation of derivative instruments and for determining the credit risk of financial assets and commitments. Except for these aspects, the CEB's nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value post-employment social commitments.

4. Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB's banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities, such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value, regardless of the purpose of their holding (market activities or hedging transactions).

Financial instruments are recognised on a trade date basis.

Classification and measurement of financial assets and liabilities

In accordance with IFRS 9, financial assets and liabilities are classified upon initial recognition in the balance sheet under three categories (amortised cost, fair value through profit or loss, and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

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FINANCIAL STATEMENTS 2024

•	a model based on collecting contractual cash flows from financial assets,
•	a model based on collecting contractual cash flows from financial assets and selling these assets and
•	a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows ("Held to Collect") and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category "Financial assets at amortised cost" includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note R). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model, the objective of which is achieved by both the collecting of contractual cash flows and the selling of financial assets ("Held to Collect and Sell"). The latter is not an incidental but rather an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria, are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under "Gains or losses recognised directly in equity". These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the Income statement. On the other hand, interest is recognised in the Income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

Equity instruments

Investments in equity instruments, such as shares, are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the Income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the Income statement. These instruments are not subject to impairment.

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FINANCIAL STATEMENTS 2024

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model "Held to Collect" or "Held to Collect and Sell", or that of cash flows.

These financial instruments are recorded at their market value, the initial transaction costs being directly recognised in the Income statement. At end-date, changes in market value are recorded in the Income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value, including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note S relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading "Provisions".

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

In accordance with IFRS 9, the credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three "stages", each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses "stage 1":

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets "stage 2":

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets "stage 3":

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

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FINANCIAL STATEMENTS 2024

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due and the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by considering all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both one-year probabilities of default and lifetime probabilities of default at maturity. The one-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank's counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement, if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data, standardised according to the Bank's counterparty portfolios, credit enhancements and the "low cycle" effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions, and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note R - Cost of risk.

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FINANCIAL STATEMENTS 2024

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

Derivative financial instruments are used by the CEB to manage and hedge the interest rate risk and/or foreign exchange risk of the hedged items. These are hedging derivative financial instruments.

Hedging transactions concern individual items or transactions (micro-hedging transactions).

Their recognition is governed by the standard IFRS 9 on general hedge accounting, or micro-hedging, which replaces IAS 39 "Financial Instruments: Recognition and Measurement".

Derivatives are classified into two categories:

Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in case of positive market value and on the liability side of the balance sheet when the market value is negative. Profits or losses are recorded in the Income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss".

Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the Income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, while fair value variations are recorded in the Income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss", symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the Income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in equity as "Gains or losses recognised directly in equity" for their effective portion, while the ineffective portion is recognised as "Net gains or losses from financial instruments at fair value through profit or loss" in the Income statement. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the Income statement under "Interest and similar income or expenses", symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the balance sheet, particularly due to early redemption, this amount is immediately transferred to the Income statement.

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

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FINANCIAL STATEMENTS 2024

Market value

The financial assets and liabilities under categories "Financial instruments at fair value through profit or loss", "Hedging derivative financial instruments" and "Financial assets at fair value through equity" are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

Market value is determined as follows:

•	using quoted prices in an active market and
•	applying a valuation technique incorporating:

-	mathematical calculation methods based on recognised financial assumptions and

-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk of the Bank not recovering the full market value from its transactions in case of the default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet, in the case of a positive value, and on the liability side of the balance sheet, when the value is negative. Gains and losses are recognised in the Income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under "Financial liabilities at amortised cost".

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under "Financial assets at amortised cost".

5. Interest income and expense

Interest income and expense are recognised in the Income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

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FINANCIAL STATEMENTS 2024

6. Fixed assets

Fixed assets recorded in the Bank's balance sheet include tangible and intangible operating assets and, since 1 January 2019, all leases within the scope of IFRS 16 "Leases" which replaces IAS 17 "Leases".

According to IFRS 16, all leases within the scope of the standard must be recognised in the lessee's balance sheet. The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset (Note H) and the amount corresponding to a lease liability is recognised as a liability (Note I).

In the Income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

Tangible assets

The following is the breakdown of the "building" part of the operational premises, every element being depreciated according to its own useful life:

•	Main works, façade and roofing (*)	-
•	General and technical installations	10 years
•	Fixtures and fittings	10 years

(*)	Given the Bank’s headquarters’ location in the centre of Paris, its residual value is assigned to the component "main works, façade and roofing" which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

•	Fittings and furniture	10 years
•	Vehicles	4 years
•	Office and IT equipment	3 years

Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

•	Application software	5 years
•	System software	3 years
•	Office software	1 year

7. Post-employment staff benefits

The Bank's pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes. During retirement, retired staff members continue to be covered by a medical insurance. This medical coverage is financed by contributions from staff and the Bank. These vary according to the system in which the Bank's staff members find themselves at the time of their retirement. For staff members hired before 1 January 2014, the Bank reimburses 50% of the taxes on the Bank pension they receive.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, considering both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading "Provisions" by counterparty of "Statement of comprehensive income".

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

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FINANCIAL STATEMENTS 2024

8. Social Impact Account

The Social Impact Account (SIA) is used to finance supports in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SIA were last revised by Administrative Council Resolution 1666 (2024), approved on 14 November 2024. In particular, new prudential ceilings for loan guarantees were introduced, enabling the Bank to increase the leverage ratio between SIA resources and guaranteed loans while maintaining a conservative exposure to credit risk. The name of the account, which was Social Dividend Account until then, was also changed to better reflect its purpose.

The support financed by the SIA may take the form of technical assistance, grants, interest subsidies and loan guarantees.

Technical assistance

Technical assistance shall finance the costs of external experts contracted by the CEB or the beneficiary to support project preparation and implementation, as well as capacity building related to the Bank's sectors of interventions and means of action.

Grants

Grants shall finance investment costs of projects, such as expenses related to the construction and upgrading of social infrastructure, and operating costs of projects, such as current expenditures, goods, services, staff dedicated to projects and institutional costs of beneficiaries.

Interest subsidies

Interest subsidies shall cover the interest-rate differential between the rate usually applied by the Bank and the rate to be paid by borrowers, for every tranche of the loan.

Loan Guarantees

Loan guarantees shall compensate the CEB for losses resulting from the default of a borrower on its CEB loan.

Supports financed by the SIA are approved by the Administrative Council of the Bank, except technical assistance up to €300 thousand, which is approved by the Governor.

The SIA is funded mainly by allocations from the Bank’s annual profit, decided by the Member states.

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons, Vice-Chairpersons and Appointed Officials of the Bank is presented in paragraph 10 below.

10. Compensation for Chairpersons, Vice-Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

•	the Governing Board
•	the Administrative Council
•	the Governor
•	the Auditing Board

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. A Vice-Chairperson is elected among the members of each body. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. The emoluments of the Governor and the Vice-Governors are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

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FINANCIAL STATEMENTS 2024

The Governor and Vice-Governors are affiliated to the medical and social coverage as well as to the pension scheme of the CEB. The retirement pension scheme applicable is the same as for staff members, except that Appointed Officials may claim a retirement pension after five years of duty.

The CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

The gross compensation for CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials is summarised below:

		€ thousand
	2024	2023
Official allowances
Chairperson of the Governing Board (*)		45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board (*)		5
Vice-Chairperson of the Administrative Council	6	6
Emoluments
Governor Monticelli	448	439
Vice-Governor Boček	341	334
Vice-Governor Gaudin	341	334
Vice-Governor Boehmer	341	334

(*) In accordance with the decision of the Governing Board, the principle of official allowances for Chairperson/Vice-Chairperson has been abolished. For new mandates since the end of 2023, there will no longer be any official allowances to be paid.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank's assets, income and other property are exempt from all direct taxes in the Bank’s member states.

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FINANCIAL STATEMENTS 2024

NOTE B - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international best banking practices by promoting a sound and prudent risk culture across all its business lines.

This note provides information about the Bank’s exposure to the main financial risks that arise during the regular course of its business, namely credit risk, interest rate risk, foreign exchange risk, liquidity risk and operational risk. In addition to the “traditional” risks, the CEB recognises the significant role of climate risk by taking a proactive stance against the potential threats posed by climate change. This note also presents the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers EU directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

In compliance with best banking practices, the CEB regularly reviews its risk and control policies, including its monitoring procedures, to establish a strong risk management culture.

Risk appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve the objectives set out in its Strategic Framework.

A key instrument for fulfilling the CEB’s mandate is lending funds at advantageous rates, which requires raising funds on the capital markets at competitive rates. For that purpose, maintaining a solid credit risk profile remains paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its risk appetite framework.

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure long-term financial sustainability. To this end, the Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, resulting from both on- and off-balance sheet transactions.

Organisation

The Risk and Control Directorate (R&C) is responsible for implementing the Risk Management Framework, particularly for identifying, monitoring and reporting all risks across the Bank. In co-ordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates and reports directly to the Governor. R&C units cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is responsible for the operational management of the Asset & Liability risks, including the Bank’s liquidity position.

Decision-making Committees

The following decision-making committees define and oversee risk management policies in their respective fields. All the committees are chaired by the CEB Governor.

•	The Credit Risk Committee (CRC) meets weekly and is responsible for credit decisions related to lending and treasury exposure based on internal credit risk assessments and recommendations.
•	The Asset & Liability Committee (ALCO) holds meetings monthly, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance sheet.
•	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB semi-annually and ensures that adequate steps are taken to mitigate, monitor and control these risks.

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FINANCIAL STATEMENTS 2024

Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with an independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities and transactions are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) addresses money laundering/financing of terrorism and tax evasion risks and integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, promote ethical business standards and contribute independently to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance Unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and identifying, developing, implementing, and maintaining processes across the CEB to reduce information and IT risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board comprises three representatives from member states appointed on a rotating basis by the CEB’s Governing Board for a three-year term (outgoing members act as advisors for an additional year). The Auditing Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval. An excerpt of the report is appended to the financial statements.

The External Auditor is responsible for auditing the Bank’s financial statements according to the International Standards on Auditing (ISAs) issued by the International Auditing and Assurance Standards Board (IAASB), and for overseeing the CEB’s internal control and risk management processes. The External Auditor is appointed by the Governing Board for a five-year term – renewable once for a five-year period following a tender procedure – based on the Auditing Board’s opinion and recommendations of the Administrative Council. The External Auditor’s assessment process is also documented in the Independent auditor’s report on the annual financial statements, inter alia.

Furthermore, the Bank is assessed by the three major credit rating agencies: Fitch, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness, as well as environmental, social and governance criteria, following an annual rating assignment. Since 2021, the CEB has also been assigned unsolicited credit rating from Scope Ratings.

Internal and external reporting on risk management

The Risk & Control Directorate (R&C) evaluates credit risk across the CEB’s Loan and Treasury activities and reports weekly to the Credit Risk Committee.

The Finance Directorate reports monthly to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

A Quarterly Report on Risk Management is presented by R&C to the Administrative Council and the Governing Board. It provides the member states with the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the risk appetite framework.

The CEB also publishes a Risk Management Disclosure Report on an annual basis. The report provides details about exposures across different types of risks, the methodologies applied in risk management assessments and their objectives. The report also presents CEB’s approach to capital adequacy.

The Bank also provides extensive information to the rating agencies to support their annual assessment. Additionally, the CEB’s Financial Report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s Financial Report released at the end of the financial year provides a fair view of the risk management processes and practices in place at the Bank and describes in detail its risk exposure.

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FINANCIAL STATEMENTS 2024

1. CREDIT RISK

Overview of the assessment process

Credit risk is the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the borrower’s or transaction’s credit quality.

Credit risk identification and assessment

Credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (R&C Directorate) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled daily. Breach of limit, if any, is reported to senior management.

Internal credit ratings result from the Bank’s independent, internal credit risk assessment. Internal credit ratings provide an opinion on the ability and willingness of a borrower to pay its obligations in full and on time. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties at the Finance Directorate and at the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties, while ensuring a sound understanding of the underlying risk incurred. The internal rating methodologies are regularly reviewed and calibrated. Likewise, the defined limits attributed to each counterparty, which allow the Bank to monitor credit risk arising from its operations, are regularly reviewed.

Mapping between internal rating and external rating agencies:

Table 8	Internal rating	Moody’s	S&P / Fitch
	10	Aaa	AAA
	9.5	Aa1	AA+
	9	Aa2	AA
	8.5	Aa3	AA-
Investment Grade	8	A1	A+
(I.G.)	7.5	A2	A
	7	A3	A-
	6.5	Baa1	BBB+
	6	Baa2	BBB
	5.5	Baa3	BBB-
	5	Ba1	BB+
	4.5	Ba2	BB
	4	Ba3	BB-
	3.5	B1	B+
Non-Investment Grade (Non-I.G.)	3	B2	B
	2.5	B3	B-
	2	Caa1	CCC+
	1.5	Caa2	CCC
	1	Caa3	CCC-
	0.5	Ca	CC
	0.25	C	C
Default	0	D	D

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FINANCIAL STATEMENTS 2024

Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (e.g. contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

The Administrative Council establishes an integrated framework for financial operations where the Bank’s financial and risk policy is embedded. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

Overall credit risk exposure

The following table presents the Bank's credit risk exposure as at 31 December 2024 and 31 December 2023, both in:

1.1	the Loans and Social Development Directorate: loans and financing commitments;

1.2	the Finance Directorate: deposits (Nostro and Money Market), securities portfolios and derivatives.

		2024				2023
Table 9 (in € million)	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Loans	4 897	15 020	2 998	22 915	4 433	14 310	2 787	21 530
Financing commitments	1 357	3 880	1 371	6 609	1 012	4 077	1 423	6 513
Deposits (Nostro & Money Market)	2 158	5 245		7 403	2 701	3 664		6 365
Securities	4 275	1 430		5 705	4 040	731		4 771
Swaps & Forex EAD SA-CCR	169	235		403	181	151		331
Total	12 855	25 810	4 369	43 034	12 367	22 933	4 210	39 510

•	Rating as recommended by the Basel Committee (second best rating) or internal rating when not rated by any international rating agency (i.e. Moody’s, Standard and Poor’s or Fitch)
•	Loans and financing commitments are reported after CRM
•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest.

1.1 Loans & Social Development Directorate Activity

Loan portfolio

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

As at 31 December 2024, loans outstanding reached €22.9 billion, increasing by 6.4% (+ €1.4 billion) compared to year-end 2023. The Bank did not record any default or late payment in 2024 (or in 2023).

The table below displays the risk profile of the loan portfolio by rating class and type of counterparty:

		2024				2023
Table 10 (in € million)	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Sovereign, State Owned Financial Institutions and IFIs	1 940	7 165	2 792	11 896	1 762	6 784	2 544	11 090
Sub-sovereign administrations and financial institutions	2 738	4 052	130	6 920	2 479	3 894	174	6 546
Other financial institutions	5	3 107	41	3 153	8	3 132	39	3 178
Non-financial institutions	214	697	35	946	184	500	30	715
Total	4 897	15 020	2 998	22 915	4 433	14 310	2 787	21 530

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Loans reported after CRM at nominal value and excluding accrued interest

20

FINANCIAL STATEMENTS 2024

Guaranteed and collateralised loans

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees), allowing for an improvement in credit risk quality:

•	guaranteed loans: €6.9 billion as at 31 December 2024 (€6.4 billion in 2023), i.e. 30.3% of total outstanding;
•	collateralised loans: €78 million as at 31 December 2024 (€109 million in 2023).

In particular, the Bank manages a portfolio of loans partially covered by the European Commission InvestEU guarantee. At the end of 2024, the CEB InvestEU portfolio amounted to €401.4 million1, and the guarantee covered by the European Commission amounted to €127.8 million. The InvestEU portfolio is set to grow to €500 million loans, with a guarantee of €159 million.

Impact of credit enhancements on the risk profile of loans outstanding:

		2024				2023
	Before CRM		After CRM		Before CRM		After CRM
Table 11 (in € million)	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	3 610	16%	4 897	21%	3 397	16%	4 433	21%
A/BBB	14 712	64%	15 020	66%	13 533	63%	14 310	66%
Non-IG	4 593	20%	2 998	13%	4 599	21%	2 787	13%
Total	22 915	100%	22 915	100%	21 530	100%	21 530	100%

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Loans reported at nominal value and excluding accrued interest

More specifically, the two tables below show the impact of the guarantees on non-rated loans by external credit rating agencies.

Share of non-rated loans by external rating agencies out of the total loans:

	2024		2023
Table 12a (in € million)	Before CRM	After CRM	Before CRM	After CRM
	5 998	3 011	5 868	2 642
	26.2%	13.1%	27.3%	12.3%

Share of loans rated Investment Grade by internal rating, among loans non-rated by external agencies:

	2024		2023
Table 12b (in € million)	Before CRM	After CRM	Before CRM	After CRM
	4 286	2 806	3 958	2 447
	71.4%	93.2%	67.4%	92.6%

Breakdown of loans outstanding by maturity of repayment flows:

Table 13 (in € million)
Maturity	2024	%	2023	%
Up to 1 year	2 661	12%	2 027	9%
1 year to 5 years	9 364	41%	9 280	43%
5 years to 10 years	6 561	29%	6 194	29%
10 years to 20 years	3 776	16%	3 586	17%
More than 20 years	553	2%	444	2%
Total	22 915	100%	21 530	100%

Weighted average residual life	6.15 years		6.19 years

1 The amount corresponds to the outstanding loan approved and for which a Framework Loan Agreement has been signed with the counterparty.

21

FINANCIAL STATEMENTS 2024

Breakdown of loans outstanding by rating class and by country of the counterparty (after CRM):

		2024				2023
Table 14 (in € million)	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member countries
Spain		2 502	33	2 534		2 522	35	2 556
France	942	1 278	35	2 254	890	1 441	30	2 360
Poland		2 043	1	2 044		1 838	1	1 840
Italy		1 774		1 774		1 298	97	1 396
Germany	1 209	450		1 659	1 123	275		1 398
Türkiye			1 436	1 436			1 401	1 401
Slovak Republic		1 156		1 156		1 161		1 161
Netherlands	488	500	5	993	512	467	5	984
Belgium	180	783		962	197	845		1 042
Lithuania		897	35	931		862	33	894
Serbia			768	768			613	613
Finland	487	248	1	735	331	264	1	595
Hungary		726		726		733		733
Croatia		691		691		625		625
Sweden	520	22		542	553	11		564
Ireland	480	13		494	442	14		456
Czech Republic	379	55		434	300	84		384
Romania		322	97	420		322	42	364
Cyprus		283		283		299		299
Portugal		246		246		273	5	278
Bulgaria		224		224		177		177
Estonia		220		220		200		200
Greece		218		218		218		218
Slovenia		195		195		189		189
Ukraine			116	116
Albania			106	106			122	122
Bosnia and Herzegovina			83	83			87	87
Montenegro			81	81			94	94
North Macedonia			78	78			88	88
Iceland		65		65		62		62
Moldova (Republic of)			58	58			66	66
Kosovo			45	45			46	46
Malta		29		29		29		29
Latvia		18		18		21		21
Georgia			14	14			14	14
Andorra		13		13		14		14
San Marino			8	8			8	8
Sub-total	4 685	14 969	2 998	22 652	4 348	14 243	2 787	21 378
Supranational	212			212	85			85
Non-member countries
Austria		51		51		67		67
Grand Total	4 897	15 020	2 998	22 915	4 433	14 310	2 787	21 530

•	Loans reported after CRM at nominal value and excluding accrued interest

22

FINANCIAL STATEMENTS 2024

Stock of projects and financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing, but for which a framework loan agreement has been signed.

The stock of projects reached €9.2 billion as at 31 December 2024 (31 December 2023: €9.3 billion), of which 75.8% are rated Investment-Grade (31 December 2023: 75.2%).

Financing commitments reached €6.6 billion as at 31 December 2024 (31 December 2023: €6.5 billion), of which 79.3% are rated Investment-Grade (31 December 2023: 78.1%).

		2024				2023
Table 15 (in € million)	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Total Stock of projects	1 357	5 632	2 232	9 221	1 342	5 616	2 292	9 251
of which financing commitments	1 357	3 880	1 371	6 609	1 012	4 077	1 423	6 513

•	Financing commitments reported considering future CRM

Breakdown of financing commitments by rating class and by country of the counterparty (after CRM):

		2024				2023
Table 16 (in € million)	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member countries
France	540	213	11	764	143	246	11	400
Germany	361	200		561	340	259		599
Belgium		550		550		300		300
Slovak Republic		533		533		192		192
Serbia			499	499			708	708
Türkiye			478	478			375	375
Romania		385	28	413		441	26	467
Italy		371		371		928	75	1 003
Portugal		353		353		264	95	359
Spain		270		270		264		264
Czech Republic	121	119		239	200	107		307
Poland		230		230		275		275
Moldova (Republic of)			154	154			48	48
Greece		133		133		53		53
Bulgaria		123		123
Iceland		92		92		8		8
Ukraine			84	84
Sweden	80			80	46	11		57
North Macedonia			75	75			25	25
Lithuania		73		73		78	13	91
Ireland	50	22		72	125	107		232
Cyprus		68		68		57		57
Finland		50		50	40	50		90
Hungary		25		25		100		100
Estonia		25		25		45		45
Slovenia		25		25		35		35
Kosovo			25	25
Latvia		22		22		8		8
Montenegro			9	9			39	39
Bosnia and Herzegovina			9	9			9	9
Croatia						140		140
Netherlands						110		110
Sub-total	1 151	3 880	1 371	6 403	893	4 077	1 423	6 394
Supranational	206			206	119			119
Grand Total	1 357	3 880	1 371	6 609	1 012	4 077	1 423	6 513

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Financing commitments reported, considering future CRM

23

FINANCIAL STATEMENTS 2024

1.2 Finance Directorate Activity

Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

CEB's risk appetite framework defines minimum internal ratings which issuers, debtors and counterparties need to have at the time when the Bank enters into transactions with them. These minimum internal ratings are based on the maturity of the investment (deposits and securities) and the type of counterparty.

Breakdown of Finance operations by type of transaction:

		2024				2023
Table 17 (in € million)	AAA	AA	A	Total	AAA	AA	A	Total
Deposits (Nostro & Money Market)	683	1 475	5 245	7 403	464	2 236	3 664	6 365
Securities	1 537	2 738	1 430	5 705	1 021	3 020	731	4 771
Swaps & Forex EAD SA-CCR		169	235	403	8	173	151	331
Total	2 219	4 382	6 909	13 510	1 493	5 429	4 545	11 467

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

Deposits

The treasury monetary portfolio consists of short-term placements such as nostro accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

Breakdown by deposit type and credit rating:

		2024				2023
Table 18 (in € million)	AAA	AA	A	Total	AAA	AA	A	Total
Nostro	237	186	191	614	306	315	416	1 037
Money Market	446	1 290	5 053	6 789	159	1 921	3 248	5 328
Total	683	1 475	5 245	7 403	464	2 236	3 664	6 365

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

Breakdown of money-market deposits by maturity and credit rating:

		2024				2023
Table 19 (in € million)	AAA	AA	A	Total	AAA	AA	A	Total
Up to 1 month	446	402	1 283	2 131	4	111	1 129	1 243
1 M to 3 M		414	1 356	1 770	155	1 074	1 454	2 683
3 M to 6 M		330	1 145	1 475		736	665	1 401
6 M to 1 year		144	1 269	1 413
Total	446	1 290	5 053	6 789	159	1 921	3 248	5 328

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

24

FINANCIAL STATEMENTS 2024

Securities portfolios

The Bank manages three securities portfolios:

•	the Short-Term Liquidity Portfolio (STL): short-term securities with maturities up to one year;
•	the Fair-Value through Equity Portfolio (FVOCI): maturities of one year and up to 15 years;
•	the Amortised Cost Portfolio (ACP): in euro, fixed-rate, and maturities of one year and up to 30 years.

Breakdown of securities by portfolio type and rating:

		2024				2023
Table 20 (in € million)	AAA	AA	A	Total	AAA	AA	A	Total
Amortised Cost Portfolio	1 204	1 137		2 341	890	851	40	1 781
FVOCI Portfolio	333	1 601	105	2 039	131	1 615	95	1 840
STL Portfolio			1 325	1 325		554	596	1 150
Total	1 537	2 738	1 430	5 705	1 021	3 020	731	4 771

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

Breakdown of securities portfolio by residual maturity and rating:

		2024				2023
Table 21 (in € million)	AAA	AA	A	Total	AAA	AA	A	Total
Under 1 year	209	368	1 325	1 903	100	848	636	1 584
1 year to 2 years	207	332	5	544	169	393		563
2 years to 5 years	475	620	100	1 195	370	663	95	1 128
> 5 years	645	1 418		2 063	381	1 116		1 497
Total	1 537	2 738	1 430	5 705	1 021	3 020	731	4 771

Breakdown of securities portfolio by country and rating of the issuer:

		2024				2023
Table 22 (in € million)	AAA	AA	A	Total	AAA	AA	A	Total
Member countries
France		1 436	205	1 641		1 235	145	1 379
Germany	179	387		566	123	488		611
Denmark	52		250	302	22			22
Switzerland	10		275	285	10			10
Finland		184		184		345		345
Netherlands	113			113	113			113
Sweden	35	69		104		306		306
Luxembourg	42			42	42			42
Belgium		17		17
Norway	5			5		63		63
Spain							40	40
Sub-total members	436	2 092	730	3 259	310	2 435	185	2 930
Supranational	828	12		840	686	23		709
Europe (non-members)
Great Britain			300	300			50	50
Austria		93		93		89		89
Sub-total Europe		93	300	393		89	50	139
Others
Canada	273	223	300	796	25	268		293
South Korea		171		171		81		81
United States of America			100	100
New Zealand		82		82		52		52
Australia		65		65		72		72
Japan							496	496
Sub-total Others	273	541	400	1 213	25	473	496	994
Grand Total	1 537	2 738	1 430	5 705	1 021	3 020	731	4 771

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

25

FINANCIAL STATEMENTS 2024

Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the counterparty by the Credit Risk Committee and the signing of an ISDA2 Master Agreement and a Credit Support Annex (CSA), which defines the terms for the provision of collateral with the derivative counterparty. The CEB has signed ISDA Master Agreements and CSAs with all its derivative counterparties. The majority of these CSAs are two-way CSAs, meaning that both counterparties are required to post collateral, which allows CEB to adapt to market conditions and to obtain the best possible funding cost.

Eligible collateral identified in the CSAs may be cash-euro, or debt securities whose market price is discounted by applying a haircut, and whose minimum internal rating must be 7.0 (corresponding to A-). All swap transactions are measured at fair value, and counterparty exposures are monitored daily so that additional collateral can be called under the conditions described in the relevant CSA.

As at 31 December 2024, the Bank had received €788 million and provided €441 million as cash collaterals, covering all net present values (negative and positive) of the swap portfolio.

In accordance with CRR2/CRD53, the regulation and the directive prescribing how to assess the counterparty credit risk (CCR) on derivatives exposures, the CEB considers the SA-CCR method on nettings agreements and the collateral flows.

As at 31 December 2024, the CCR exposure of the Bank’s derivatives was €403 million (€331 million in 2023).

Breakdown of the swap notional values by type and maturity:

			2024					2023
Table 23 (in € million)	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total
Cross-currency swaps	5 706	10 746	627	151	17 229	2 389	10 196	760	225	13 569
Interest-rate swaps	6 877	13 744	13 226	7 913	41 761	3 620	13 011	11 537	6 969	35 138
Total	12 583	24 490	13 853	8 064	58 991	6 009	23 208	12 296	7 194	48 707

[2]	International Swaps and Derivatives Association.
[3]	Capital Requirements Regulation 2: Regulation (EU) 2019/876 / Capital Requirements Directive 5: Directive (EU) 2019/878.

26

FINANCIAL STATEMENTS 2024

CEB's exposure to Public sector4 by type of instrument (loan & securities)

		2024			2023
Table 24 (in € million)	Loans	Securities	Total	Loans	Securities	Total
Euro area countries
Spain	2 078		2 078	2 058	40	2 098
France	1 081	964	2 044	1 048	868	1 916
Germany	1 169	331	1 500	1 123	243	1 365
Italy	1 331		1 331	1 039		1 039
Slovak Republic	991		991	976		976
Belgium	962	17	980	1 039		1 039
Lithuania	868		868	833		833
Finland	729	139	868	587	76	663
Croatia	691		691	625		625
Netherlands	488	113	601	512	113	625
Ireland	492		492	454		454
Cyprus	283		283	299		299
Portugal	246		246	276		276
Estonia	220		220	200		200
Greece	218		218	218		218
Slovenia	187		187	189		189
Luxembourg		42	42		42	42
Austria					10	10
Latvia				3		3
Sub-total euro area (a)	12 035	1 606	13 640	11 479	1 391	12 870
Other EU Countries
Poland	1 457		1 457	1 378		1 378
Hungary	726		726	723		723
Sweden	520	43	562	553	8	560
Romania	420		420	364		364
Czech Republic	384		384	306		306
Bulgaria	224		224	177		177
Denmark		52	52		22	22
Sub-total other EU (b)	3 729	95	3 824	3 500	30	3 530
Total EU countries (a) + (b)	15 764	1 700	17 464	14 979	1 421	16 400
Non-EU countries
Türkiye	1 436		1 436	1 401		1 401
Serbia	768		768	613		613
Ukraine	116		116
Albania	106		106	122		122
Bosnia and Herzegovina	83		83	87		87
Montenegro	81		81	94		94
North Macedonia	78		78	88		88
Moldova (Republic of)	58		58	66		66
Kosovo	45		45	46		46
Iceland	35		35	20		20
Georgia	14		14	14		14
Andorra	13		13	14		14
San Marino	8		8	8		8
Sub-total non-EU (c)	2 840		2 840	2 573		2 573
Other countries
Canada		236	236		100	100
South Korea		171	171		81	81
New Zealand		82	82		52	52
Japan					496	496
Sub-total Other Countries (d)		489	489		728	728
Supranational Institutions	212	840	1 052	85	709	794
Sub-total Supranational (e)	212	840	1 052	85	709	794
Total (a)+(b)+(c)+(d)+(e)	18 816	3 029	21 845	17 637	2 858	20 495

4 Public sector refers in this document to Sovereign (States), Sub-Sovereign (Regional and Local authorities), and their Promotional Financial Institutions.

27

FINANCIAL STATEMENTS 2024

Concentration – Large Exposures

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit).

In line with the Basel Committee recommendations and the EU directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation.

The CEB adopts the following risk concentration criteria:

•	Direct Exposure over group: within a group of counterparties connected by a control relationship (subsidiaries and branches), even if there is no guarantee;
•	Indirect Exposure over group: when an entity has provided its guarantee to another, even if they are not connected by a control relationship.

As at 31 December 2024:

•	Prudential Equity amounted to €4.1 billion (compared to €3.5 billion at year-end 2023);
•	Thirteen counterparties or groups of counterparties were considered as Large Exposure (twelve in 2023);
•	No counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2023);
•	The total amount outstanding to these counterparties stood at €6.9 billion, i.e. 167% of the CEB’s prudential equity, well below the 800% limit (31 December 2023: €6.2 billion, i.e. 177% of the CEB’s prudential equity).

Table 25 (in € million)	2024	2023
Number of counterparties in Large Exposure	13	12
Total Large Exposures in % of Equity	167%	177%
Total Large Exposures (€ million)	6 886	6 216
of which Loans (€ million)	3 334	3 900
of which Finance (€ million)	3 552	2 317

• Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

• “Finance” means Securities, Money market, Nostro, derivatives & Forex

28

FINANCIAL STATEMENTS 2024

2. MARKET RISK

Market risk is the risk of incurring losses due to adverse movements in financial markets, such as interest rates or foreign exchange rates. The Bank has no trading activities and minimal foreign exchange rate risk, so no capital charge is applied for market risk.

Interest rate risk

Interest rate risk in the banking book (IRRBB) is the current or prospective risk to the Bank’s capital and revenues arising from unfavourable movements in interest rates due to mismatched interest rate characteristics of assets and liabilities.

Interest rate risk management

Interest rate exposure and compliance with exposure limits are managed by the Finance Directorate and monitored monthly by the Risk & Control Directorate. Additionally, the Asset and Liability Committee (ALCO) oversees the development of the Bank’s interest rate position and steers interest rate risk decisions.

The CEB manages interest rate risk prudently, aiming to preserve its financial stability and protect its earnings and capital base. The Bank manages interest rate risk through the balance sheet using micro or macro hedging derivatives converting assets and liabilities into euro-denominated variable-rate instruments. The Bank may also decide to maintain assets and liabilities at fixed rate in euros to optimise its funding cost.

The CEB is also structurally exposed to interest rate risk on its own funds since they are not interest rate sensitive and, therefore, cannot be matched with interest rate sensitive instruments on the asset side. To manage this risk, the Bank adopts a convention for the interest rate repricing profile and duration of its equity, which is regularly reviewed in light of CEB’s risk appetite and trends in financial markets. The target duration of equity investments is six years at the end of 2024, and CEB's equity is invested in euro-denominated fixed-rate loans and securities.

Interest rate risk measurement

The Bank measures interest rate risk in line with Basel/EU/European Banking Authority (EBA) regulations, by monitoring the potential changes in the Economic Value of Equity (EVE) and Net Interest Income (NII).

The key metric for measuring interest rate risk is the sensitivity of the EVE. This indicator is included in the CEB’s risk appetite framework. It measures the sensitivity to a change in interest rates of the net present value of the static balance sheet, excluding equity. It is calculated according to the methods established by the Basel/EU regulation and the European Banking Authority (EBA). CEB’s risk appetite framework limits the impact on EVE to the most severe interest rate shock prescribed by the EBA (out of six scenarios), in absolute terms, at 20% of CEB’s prudential equity. At the end of December 2024, the EVE sensitivity reached -10.7% (2023: -11.5%).

The CEB also monitors the sensitivity of the NII to ensure that the Bank’s revenues are not significantly negatively affected by a change in interest rates. This metric is calculated on a going-concern basis over a one-year time horizon by incorporating dynamic changes in balance sheet items. It is based on instantaneous interest rate shocks of +/-100bp. At the end of December 2024, the NII sensitivity was -€3.0 million (resp. €3.7 million) for a +100bp (resp. -100bp) interest rate change; in 2023, it was -€10.3 million (resp. €10.7 million) for a +100bp (resp. -100bp) interest rate change.

Furthermore, the CEB monitors the interest rate duration of equity investments, to monitor any deviation between the actual duration of equity investments and the conventional duration of equity decided by the ALCO. At the end of December 2024, the interest rate duration of equity investments was 5.2 years (2023: 5.8 years) compared to a target duration of equity of 6 years.

The CEB also monitors the interest rate and credit spread sensitivities of the Treasury Securities Portfolios to ensure that they maintain their liquidity and market value under severe market conditions and to monitor potential capital impacts. At the end of December 2024:

•	the value of the Amortised Cost Portfolio (ACP) recorded at amortised cost, would decrease by €12.3 million (resp. €225.1 million) for a parallel shift of interest rates and credit spreads of +10bp (resp. +200bp);
•	the value of the Fair Value through Equity Portfolio recorded at Fair Value through Other Comprehensive Income (FVOCI), and Short-Term Liquidity Portfolio (STL) would decrease by €10.4 million (resp. by €192.0 million) in the case of a parallel shift of +10bp of credit spreads (resp. +200bp). These portfolios are not very sensitive to interest rates because they are mostly fair value hedged.

29

FINANCIAL STATEMENTS 2024

Finally, the CEB monitors interest rate risk exposures using static interest rate repricing gaps, which measure, for each future period, the potential impact of interest rate movements on earnings due to mismatched rate characteristics between assets and liabilities. The tables below provide the interest rate gap as at 31 December 2024, compared to 2023. The amount of assets and liabilities is grouped by time bands according to their maturity or next interest rate contractual reset date. The difference between the amount of assets and liabilities in each time band measures the static interest rate risk exposure.

Interest Rate Risk repricing gap:

€ thousand
Table 26 31 December 2024	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
Assets
Cash in hand, balances with central banks	608 615						608 615
Financial assets at fair value through equity*	1 186 143	2 118 610	51 366			(64 795)	3 291 324
Financial assets at amortised cost
Loans*	5 382 970	15 233 499	586 450	709 282	981 485	(592 055)	22 301 631
Advances	3 249 582	3 500 774				122 430	6 872 787
Debt securities	63 400	93 700	230 285	1 001 138	952 404	(2 635)	2 338 292
Deposits of guarantees paid	442 189					(370)	441 820
Other assets						2 758 816	2 758 816
Sub-total of assets	10 932 899	20 946 584	868 101	1 710 420	1 933 889	2 221 392	38 613 285
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(95 546)	(57)	(1 070)	(1 239)	(338)		(98 251)
Debt securities in issue*	(17 421 164)	(13 555 110)	(37 504)			140 566	(30 873 212)
Deposits of guarantees received	(790 434)						(790 434)
Provisions	(600)	(1 200)	(5 400)	(39 604)	(289 473)		(336 277)
Other liabilities						(1 795 679)	(1 795 679)
Sub-total of liabilities	(18 307 744)	(13 556 367)	(43 975)	(40 843)	(289 811)	(1 655 113)	(33 893 853)
Equity						(4 719 432)	(4 719 432)
Net during the period	(7 374 845)	7 390 217	824 126	1 669 577	1 644 078	(4 153 153)
Cumulative net during the period	(7 374 845)	15 372	839 498	2 509 075	4 153 153
*after hedging

€ thousand
31 December 2023	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
Assets
Cash in hand, balances with central banks	1 034 117						1 034 117
Financial assets at fair value through equity*	600 481	1 890 355	505 366			(87 672)	2 908 530
Financial assets at amortised cost
Loans*	5 049 395	13 723 998	824 408	775 796	1 105 670	(902 254)	20 577 014
Advances	1 243 036	2 683 394	1 401 362			49 780	5 377 571
Debt securities	60 000	15 000	56 000	1 015 383	634 572	15 974	1 796 929
Deposits of guarantees paid	598 026					(419)	597 607
Other assets						2 126 656	2 126 656
Sub-total of assets	8 585 055	18 312 747	2 787 136	1 791 179	1 740 242	1 202 064	34 418 424
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(44 007)	(35)	(1 097)	(468)	(78)	(5)	(45 690)
Debt securities in issue*	(14 909 387)	(14 030 411)	(37 504)			1 083 696	(27 893 606)
Deposits of guarantees received	(451 087)						(451 087)
Provisions	(547)	(1 094)	(4 921)	(39 369)	(257 465)		(303 396)
Other liabilities						(2 205 527)	(2 205 527)
Sub-total of liabilities	(15 405 027)	(14 031 540)	(43 523)	(39 837)	(257 543)	(1 121 836)	(30 899 306)
Equity						(3 519 118)	(3 519 118)
Net during the period	(6 819 972)	4 281 207	2 743 614	1 751 342	1 482 698	(3 438 890)
Cumulative net during the period	(6 819 972)	(2 538 764)	204 849	1 956 191	3 438 890
*after hedging

30

FINANCIAL STATEMENTS 2024

Foreign exchange risk

The foreign exchange risk is managed by the Finance Directorate and monitored by the Risk & Control Directorate which is responsible for the independent oversight of the main financial risks.

The Bank measures its currency exposures by calculating spot net open currency positions: assets minus liability per currency including both on- and off- balance sheet positions.

The residual risk arises mainly from net interest cash flows in currencies other than the euro. The limit for the net open position per currency is €1 million. It is measured at the end of each month and there is a five working days’ time span to cover the position.

Residual foreign exchange exposure after taking hedging instruments into account:

Table 27								€ thousand
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2024	Assets	Liabilities	Derivative Instruments	Net position 2023
Australian Dollar	7 256	620 309	614 119	1 066	6 582	639 460	633 340	462
Swiss franc	319 757	214 259	(105 177)	321	17 630	217 817	200 720	533
Canadian Dollar	4 554	204 976	200 696	274	15 231	414 554	399 604	281
Pound Sterling	77 256	3 388 749	3 311 705	212	72 833	3 061 023	2 989 137	947
Other currencies	4 488 101	8 020 600	3 532 748	249	4 070 664	6 743 911	2 677 731	4 484
Total	4 896 924	12 448 893	7 554 091	2 122	4 182 940	11 076 765	6 900 532	6 707

3. LIQUIDITY RISK

Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due.

Liquidity risk is inherent to the Bank’s business model. It arises from maturity mismatches between assets and liabilities. It may be significant because, unlike commercial banks, the CEB does not collect customer deposits and does not have access to refinancing through central banks.

Liquidity risk can be classified into i) funding liquidity risk, which arises when the Bank is unable to meet its payment obligations due to an inability to raise new funding, and ii) market liquidity risk, which arises when the Bank is unable to sell or convert its liquid assets into cash without incurring significant losses.

Liquidity risk management

Liquidity risk management plays a crucial role in safeguarding the Bank’s financial flexibility, especially when adverse market conditions limit access to long-term funding in the markets.

The Bank prudently manages its liquidity risk, establishing liquidity indicators at different time horizons and holding sufficient liquid assets to withstand potential periods of extreme market conditions where access to the market for new funding is not possible while continuing its regular activity.

The liquidity position and compliance with exposure limits are managed by the Finance Directorate and monitored daily by the Risk & Control Directorate. The Asset and Liability Committee (ALCO) supervises the evolution of the Bank’s funding and liquidity position and addresses liquidity risk.

Diversification is a major objective of the Bank’s funding and liquidity management. The Bank strives to diversify its debt issuance programs, funding markets, and investor base to avoid excessive reliance on individual markets or funding sources. The Bank also ensures that there are no significant mismatches between the maturity profiles of assets and liabilities. This funding strategy is pursued within the annual borrowing authorisation approved by the Administrative Council.

To manage liquidity risk, the Bank also maintains a liquidity reserve that can be used to meet payment obligations while continuing normal banking activities without obtaining new funding. This reserve is composed of highly rated liquid securities whose market value and liquidity would be preserved during adverse market conditions. Most of the securities in the liquidity reserve are eligible as High-Quality Liquid Assets (HQLA) for the Liquidity Coverage Ratio (LCR).

At the end of 2024, the HQLA-eligible securities amounted to €3.6 billion after haircuts (€3.2 billion in 2023).

Finally, the CEB has an internal Contingency Funding Plan (CFP) that sets out the strategies for addressing severe liquidity shortfalls in emergency situations, including escalation, communication and decision-making procedures.

31

FINANCIAL STATEMENTS 2024

Liquidity risk measurement

The CEB manages liquidity risk by transposing its liquidity risk tolerance into comprehensive risk indicators at different time horizons and supporting these metrics by setting adequate limits.

The Survival Horizon (SH) is the key indicator for liquidity risk management. It is included in CEB’s risk appetite framework. It measures the period during which the Bank can fulfil its payment obligations arising from ongoing business operations using its available liquid assets under a severe stress scenario. This scenario includes the inability to access the market for new funding, disruptions in loan repayment, erosion of liquid asset values, and stressed collateral requirements on derivatives. The lower limit for the SH is 12 months. At the end of 2024, the SH reached 18 months (17 in 2023).

Moreover, although not subject to the international regulatory framework, the CEB complies with the regulatory liquidity ratios prescribed by the Basel/EU regulations, namely the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR). Both ratios are included in CEB’s risk appetite framework. The lower limit for both ratios is 100%. At year-end 2024 the LCR was 606% 5 (2023: 415%) and the NFSR was 134% (2023: 136%).

The CEB also monitors the Self-Sufficiency Period (SSP). This metric assesses short-term liquidity risk. It measures the period during which the Bank can fulfil its stressed expected net cash outflows stemming from ongoing business operations under a severe stress scenario without accessing the market for new funding and without using available liquid assets. The lower limit for the SSP is six months. At the end of 2024, the Bank’s SSP reached 14 months (9 in 2023).

Furthermore, the CEB monitors the Short-Term Liquidity Ratios (STLR) used by rating agencies, particularly S&P, which measure the Bank’s capacity to handle its net liquidity requirements over an extended market disruption. These ratios compare liquidity sources to their uses over different periods from one to twelve months. The minimum level for these ratios is 100%. As at 31 December 2024, the STLR stood as follows:

•	726% at a one-month time-horizon (year-end 2023: 565%);
•	285% at a 3-month time-horizon (year-end 2023: 249%);
•	180% at a 6-month time-horizon (year-end 2023: 163%);
•	145% at a one-year time-horizon (year-end 2023: 147%).

Finally, the CEB monitors liquidity risk in terms of static liquidity gaps, which measure, for each future period, the potential mismatches between the maturity profile of assets and liabilities. The tables below show the maturity profile of the Bank’s assets and liabilities, namely the undiscounted principal and interest cash flows of financial instruments until their maturity. Cash flows are presented on a net basis for interest rate swaps and on a gross basis for currency swaps and foreign exchange forward contracts. They are calculated on the basis of the exchange rates and interest rates prevailing at the closing date.

5 Average of the last twelve month-end LCR.

32

FINANCIAL STATEMENTS 2024

Maturity profile of assets and liabilities

Table 28				€ thousand
	Current outstanding			Non-current outstanding
31 December 2024	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	608 810					608 810
Financial assets at fair value through equity	4 548	313 969	1 291 385	967 895	1 112 437	3 690 234
Financial assets at amortised cost
Loans	87 072	125 233	2 580 027	10 692 941	12 536 959	26 022 232
Advances	2 188 912	1 767 402	2 987 765			6 944 079
Debt securities	17 095	105 161	281 981	1 103 738	1 272 476	2 780 451
Deposits of guarantees paid	442 189					442 189
Sub-total of assets	3 348 626	2 311 765	7 141 158	12 764 574	14 921 872	40 487 995
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	1 249	2 399	10 404	53 594	38 038	105 684
Debt securities in issue	147 484	1 532 861	3 451 116	20 215 037	8 419 745	33 766 243
Deposits of guarantees received	790 434					790 434
Social Impact Account	50 144					50 144
Sub-total of liabilities	989 311	1 535 260	3 461 520	20 268 631	8 457 783	34 712 505
Off-balance sheet
Financing commitments	(310 000)	(646 000)	(1 846 000)	(3 063 062)	(743 459)	(6 608 521)
Term financial instruments
To be received	1 448 808	1 510 027	4 020 482	13 391 524	2 491 185	22 862 026
To be paid	(1 405 992)	(1 451 325)	(4 123 584)	(12 896 758)	(2 225 283)	(22 102 942)
Sub-total of off-balance sheet	(267 184)	(587 298)	(1 949 102)	(2 568 296)	(477 557)	(5 849 437)
Total	2 092 131	189 207	1 730 536	(10 072 353)	5 986 532	(73 947)

€ thousand
	Current outstanding			Non-current outstanding
31 December 2023	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	1 034 428					1 034 428
Financial assets at fair value through equity	115 821	580 902	786 550	907 722	761 113	3 152 108
Financial assets at amortised cost
Loans	51 606	231 860	2 024 485	10 331 501	11 413 835	24 053 287
Advances	1 258 975	2 728 803	1 432 556			5 420 334
Debt securities	64 180	20 569	99 966	935 543	1 018 198	2 138 456
Deposits of guarantees paid	598 026					598 026
Sub-total of assets	3 123 036	3 562 135	4 343 557	12 174 766	13 193 146	36 396 639
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	611	1 206	5 175	24 864	17 708	49 564
Debt securities in issue	71 918	1 564 195	3 044 681	18 042 186	7 838 159	30 561 138
Deposits of guarantees received	451 087					451 087
Social Impact Account	35 747					35 747
Sub-total of liabilities	559 363	1 565 400	3 049 856	18 067 050	7 855 867	31 097 536
Off-balance sheet
Financing commitments	(395 000)	(888 880)	(1 200 000)	(3 544 215)	(484 711)	(6 512 805)
Term financial instruments
To be received	919 324	2 389 946	2 134 769	12 152 652	2 276 610	19 873 301
To be paid	(951 953)	(2 287 500)	(2 250 256)	(12 236 624)	(1 938 485)	(19 664 818)
Sub-total of off-balance sheet	(427 629)	(786 434)	(1 315 487)	(3 628 187)	(146 585)	(6 304 322)
Total	2 136 044	1 210 300	(21 786)	(9 520 471)	5 190 694	(1 005 219)

33

FINANCIAL STATEMENTS 2024

4. OPERATIONAL RISK

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. The policy lays out sound practices to ensure effective and consistent operational risk management across the CEB.

Operational risk is the risk of potential loss resulting from inadequate or failed internal processes, people and systems or external events. Moreover, the CEB also considers reputational and legal risks that may adversely impact its activities.

Inspired by the Basel Committee on Banking Supervision principles and international best practices, the Bank is committed to continuously assessing its operational risk and implementing the appropriate mitigating measures.

The CEB’s operational risk framework is reviewed and approved by the Committee for Operational Risks and Organisation (CORO) at their semi-annual meetings. Chaired by the Governor and composed of Senior Management, CORO sets acceptable levels for the operational risks faced by the CEB and ensures that directors take the necessary steps to monitor and control these risks within their respective directorates.

In close co-operation with business lines, the Operational Risk Unit (ORU) manages the implementation of the operational risk framework centrally and electronically. Risk identification evaluation and mitigation follow a predefined methodology and a targeted action plan. The operational risk incidents, including “near misses”, are also integrated to ensure the control framework’s effectiveness and completeness through risk mapping and assessment.

ORU ensures the adequate design and effectiveness of the internal control framework through regular testing of key controls covering the main risks in each business line. The results are reported to the CORO. Each business unit annually asserts the efficiency of its respective permanent internal control environment.

To maintain a comprehensive procedure and control map, ORU is also responsible for modelling procedures in collaboration with the business lines. A dedicated intranet site provides all staff access to such procedures.

The CEB has a Business Continuity Plan (BCP) to hedge against disruptions in its business activities. The BCP comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line-specific plans.

The risk capital charge for operational risk is part of the Bank’s capital adequacy ratio within the risk appetite framework. The CEB has adopted the Basic Indicator Approach which is based on the average net banking income over the previous three years.

As at 31 December 2024, the operational risk capital charge amounted to €25.6 million, compared to €23.0 million as at 31 December 2023.

5. CLIMATE RISK

The CEB recognises the significant role of climate risk alongside the traditional types of risk identified, such as credit, interest rate, foreign exchange, liquidity, and operational risk.

The Bank does not only consider climate risk as a standalone risk category but also as an interconnecting risk with the potential to impact each type of risk. Climate-related risks are divided into two major categories: physical and transition risks. Physical risks refer to the direct physical impacts of climate change. Physical risks resulting from climate change can be event-driven (acute) or longer-term (chronic) shifts in climate patterns. Transition risks cover the transition to a lower-carbon economy. Transitioning to a lower carbon economy may entail extensive policy, legal, technology, and market changes to address mitigation and adaptation requirements related to climate change.

CEB’s climate-related risk mapping identifies the challenges and opportunities that arise from climate change shocks, since all risk categories - credit, market, liquidity, operational and reputational risk - may be impacted.

In addition to assessing how climate risk may impact the Bank’s overall risk profile, the CEB identifies and assesses climate-related risks at the individual project and counterparty levels.

34

FINANCIAL STATEMENTS 2024

CEB’s loan portfolio is materially exposed to sovereign risk. Consequently, the CEB has developed a climate scorecard for sovereigns. The scorecard captures physical risk, transition risk and readiness. The CEB has also developed a climate scorecard for local and regional authorities. Going forward, climate scorecards for other types of counterparties will be developed. The output from these scorecards will enable the CEB to map and benchmark its counterparties according to their climate risk exposure.

The CEB publishes annually a Task Force on Climate-Related Financial Disclosures (TCFD) report.

6. RISK APPETITE FRAMEWORK

As a multilateral development bank (MDB), the CEB is not subject to its member states’ regulatory frameworks, the Basel Committee recommendations or EU directives. However, it is the Bank’s policy to follow best banking practices, according to its MDB status, by making all necessary adjustments. To this end, the CEB has established a set of risk indicators and ratios, with their associated limits, to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

In the reporting period ending 31 December 2024, all ratios and indicators were well within their authorised limits.

Capital

Capital Adequacy Ratio (CAR) is the ratio of the Bank’s Prudential Equity6 divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWAs are calculated using risk-weight factors according to the type and the rating of the counterparty (and the maturity of the operation for banks).

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks. Although the risk appetite framework floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first-rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and aims for a comfort zone above 25%.

The ratio reached 29.3% at year-end 2024, higher than at end of 2023 due to the positive impact of the paid-in of the capital increase, despite the increase in both Finance and Loan exposures. Credit risk represents 95.4% of capital requirements: 70.0% in the loan portfolio and 25.4% in finance operations.

Table 29a	2024	2023
Capital Adequacy Ratio (EU CRR - Standard method)	29.3%	29.0%

Gearing Ratio (GR) measures the outstanding loans (after swap and guarantees) divided by Own Funds7, thus establishing a volume ceiling to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark with other multilateral development banks.

The historical ceiling limit of the risk appetite framework is 2.5. However, in 2023 the Administrative Council approved a temporary increase of the GR to 2.6 until June 2024 or the effectiveness of the capital increase, whichever occurs first. The latter finally took effect in February 2024.

Table 29b	2024	2023
Gearing Ratio	1.81	2.54

[6]	Prudential equity includes paid-in capital, reserves and net profit after deduction of adjustment items prescribed in the EU Capital Requirements Directives relevant to the CEB.
[7]	Own Funds include subscribed capital, reserves and net profit.

35

FINANCIAL STATEMENTS 2024

Leverage

Leverage Ratio (LR) is the ratio of Prudential Equity divided by the exposure value of all assets and off-balance sheet items. The exposure value of derivatives is calculated with the method used in the capital adequacy ratio standardised approach. The conversion factor for risk-related off-balance sheet items (financing commitments) is 50%.

The LR provides a simple indicator (considering the gross exposures without any weighting) to complement the capital adequacy ratio to limit excessive leveraging of the Bank. This ratio’s risk appetite framework floor is 7% to ensure first-rank financial fundamentals.

Table 29c	2024	2023
Leverage Ratio (EU CRR)	10.4%	9.7%

Treasury Asset Ratio (TAR) compares total financial assets (after considering the hedging swap’s fair value) to Prudential Equity.

Total financial assets comprise the outstanding amounts in the securities portfolios, bank deposits, repos and nostro accounts, excluding collaterals. The risk appetite framework ceiling is five times the CEB’s Prudential Equity, i.e. €20.6 billion at year-end 2024.

Table 29d	2024	2023
Treasury Asset Ratio	3.1	3.2

Liquidity

Survival Horizon is the key metric used to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by using its available liquid assets. The minimum risk appetite framework level of this indicator is 12 months.

Table 29e	2024	2023
Survival Horizon	18 months	17 months

Liquidity Regulatory Ratios (EU CRR LCR and NSFR): The Bank requires that the liquidity position be strong enough to fulfil Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR) requirements. The risk appetite framework minimum is 100%.

•	The LCR[8] aims to ensure the Bank holds a sufficient amount of high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days.

Table 29f	2024	2023
Liquidity Coverage Ratio	606%	415%

•	The NSFR compares the Bank’s available stable funding (ASF) to required stable funding (RSF). In line with supervisory assumptions, different factors reflect the liquidity characteristics of each instrument of the entire balance sheet.

Table 29g	2024	2023
Net Stable Funding Ratio	134%	136%

8 Since 2024, the LCR ratio has been reported as an average of the last twelve end of month LCRs. For comparison purposes, the 2023 ratio has been restated in accordance with this new standard. With the previous methodology, the LCR at the end of December 2023 stood at 378%.

36

FINANCIAL STATEMENTS 2024

Market Risk

Sensitivity of Economic Value of Equity (EVE) measures the maximum change in the present value of interest rate-sensitive assets and liabilities, excluding equity, resulting from the application of the prescribed Basel/EU interest rate shocks. The risk appetite framework ceiling is, in absolute value, equal to or below 20% of Prudential Equity. At year-end 2024, it was well within the limit, as in 2023.

Table 29h	2024	2023
Sensitivity of Economic Value of Equity (EVE)	-10.7%	-11.5%

Spot Net Open Position measures at month-end the total asset amount minus the total liability amount in a foreign currency, including both on-and off-balance sheet positions.

The risk appetite framework ceiling is, in absolute value, €1 million at month-end per currency. At year-end 2024, it was well within the limit, as in 2023.

Credit Risk in finance activity

The CEB defines minimum credit quality, i.e. minimum internal ratings, at the trade date under which the Bank may enter into transactions with issuers, obligors and counterparties, based on the investment maturity (deposits and securities) and the type of counterparty.

In 2024, all counterparties and transactions met these minimum thresholds on the trade date, as was the case in 2023.

Table 30	Up to 3 M	3 to 6 M	3 to 6 M	1 Y to 2 Y	2 Y to 5 Y	Beyond 5 Y
Sovereign	5.5 (BBB-)	5.5 (BBB-)	7.0 (A-)	7.0 (A-)	8.0 (A+)	8.5 (AA-)*
Sub-sovereign, agency, supranational	6.0 (BBB)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.0 (A+)	8.5 (AA-)
Financial Institution	6.5 (BBB+)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.5 (AA-)	Not allowed
Corporate	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	9.5 (AA+)	Not allowed
Covered Bond (rating of issue, not issuer)	7.5 (A)	8.0 (A+)	8.0 (A+)	8.0 (A+)	9.0 (AA)	8.5 (AA-)**

*	For CEB member states sovereign bonds, the minimum internal rating is 8.0 (A+)

**	Only up to 10 Y

37

FINANCIAL STATEMENTS 2024

NOTE C - Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the balance sheet heading "Financial instruments at fair value through profit or loss".

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the balance sheet under the heading "Hedging derivative financial instruments". These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

The term financial instruments comprises interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted its valuation methods related to:

•	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA),
•	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA), and
•	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2024, the CEB recorded a fair value adjustment of derivative instruments in the amount of €147 thousand under assets for the DVA (31 December 2023: €110 thousand) and of €1 832 thousand under liabilities for the CVA (31 December 2023: €1 564 thousand). These adjustments are recorded by the counterparty in the Income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the revaluation of OCA is not accounted for.

The following table presents the fair value of the financial instruments at fair value through profit or loss and the hedging derivative financial instruments:

Table 31		€ thousand
	Positive	Negative
	market	market
31 December 2024	value	value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	7 307	(16 702)
Foreign exchange derivative financial instruments	581 832	(252 317)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	147
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 832)
Total	589 286	(270 851)
Hedging derivative financial instruments
Interest rate derivative financial instruments	1 266 483	(1 124 896)
Foreign exchange derivative financial instruments	240 999	(321 436)
Total	1 507 482	(1 446 332)

€ thousand
	Positive	Negative
	market	market
31 December 2023	value	value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	7 432	(16 493)
Foreign exchange derivative financial instruments	220 259	(331 099)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	110
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 564)
Total	227 801	(349 156)
Hedging derivative financial instruments
Interest rate derivative financial instruments	1 586 078	(1 302 738)
Foreign exchange derivative financial instruments	246 227	(460 143)
Total	1 832 305	(1 762 881)

38

FINANCIAL STATEMENTS 2024

NOTE D - Financial assets and liabilities

The table below shows the net book value of financial assets and liabilities according to the accounting valuation rule as well as their fair value:

Table 32						€ thousand
	At fair	At fair
	value	value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book	Fair
31 December 2024	loss	equity	equity	cost	value	value
Assets
Cash in hand, balances with central banks				608 615	608 615	608 615
Financial instruments at fair value through profit or loss	589 286				589 286	589 286
Hedging derivative financial instruments	1 507 482				1 507 482	1 507 482
Financial assets at fair value through equity		3 289 977	1 347		3 291 324	3 291 324
Financial assets at amortised cost
Loans and advances				29 174 418	29 174 418	29 174 418
Debt securities				2 338 292	2 338 292	2 415 527
Total financial assets	2 096 768	3 289 977	1 347	32 121 325	37 509 417	37 586 652
Liabilites
Financial instruments at fair value through profit or loss	270 851				270 851	270 851
Hedging derivative financial instruments	1 446 332				1 446 332	1 446 332
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				98 251	98 251	98 251
Debt securities in issue				30 873 212	30 873 212	31 802 368
Social Impact Account				50 144	50 144	50 144
Total financial liabilities	1 717 183			31 021 607	32 738 790	33 667 946

€ thousand
	At fair	At fair
	value	value	At fair value
	through	through	through non-	At	Net
	profit or	recyclable	recyclable	amortised	book	Fair
31 December 2023	loss	equity	equity	cost	value	value
Assets
Cash in hand, balances with central banks				1 034 117	1 034 117	1 034 117
Financial instruments at fair value through profit or loss	227 801				227 801	227 801
Hedging derivative financial instruments	1 832 305				1 832 305	1 832 305
Financial assets at fair value through equity		2 907 051	1 479		2 908 530	2 908 530
Financial assets at amortised cost
Loans and advances				25 954 585	25 954 585	25 954 585
Debt securities				1 796 929	1 796 929	1 869 105
Total financial assets	2 060 106	2 907 051	1 479	28 785 631	33 754 267	33 826 443
Liabilites
Financial instruments at fair value through profit or loss	349 156				349 156	349 156
Hedging derivative financial instruments	1 762 881				1 762 881	1 762 881
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				45 690	45 690	45 690
Debt securities in issue				27 893 606	27 893 606	29 152 124
Social Impact Account				35 747	35 747	35 747
Total financial liabilities	2 112 037			27 975 043	30 087 080	31 345 598

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2024 and 2023.

39

FINANCIAL STATEMENTS 2024

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank groups its financial assets and liabilities in a three-level hierarchy reflecting the reliability of the fair value measurement.

To determine their fair value level, the CEB uses the fair value level provided by an external data provider, which is based on the set of rules described below:

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets,

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters. The level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the financial instrument (interest rates and yield curves observable and credit spreads),

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters. This level includes loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

As at 31 December 2024, based on the fair value level provided by an external data provider, which is based on the rules described above, the CEB has recorded hierarchy transfers on the following instruments. Concerning debt securities issued on the liabilities side, €1.0 billion have been transferred from level 2 to level 1. Concerning debt securities at fair value through equity, on the assets side, €255.4 million were transferred from level 1 to level 2. For debt securities recorded at amortised cost, on the assets side, €87.5 million were transferred from level 1 to level 2.

Financial instruments measured at their fair values are presented in the table below:

Table 33				€ thousand
31 December 2024	Level 1	Level 2	Level 3	Total.
Assets
Cash in hand, balances with central banks	608 615			608 615
Financial instruments at fair value through profit or loss		589 286		589 286
Hedging derivative financial instruments		1 507 482		1 507 482
Financial assets at fair value through equity	1 656 122	1 635 202		3 291 324
Financial assets at amortised cost
Loans and advances			29 174 418	29 174 418
Debt securities	2 172 150	243 377		2 415 527
Total financial assets	4 436 887	3 975 347	29 174 418	37 586 652
Liabilites
Financial instruments at fair value through profit or loss		270 851		270 851
Hedging derivative financial instruments		1 446 332		1 446 332
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	98 251			98 251
Debt securities in issue	29 052 403	2 749 965		31 802 368
Social Impact Account	50 144			50 144
Total financial liabilities	29 200 798	4 467 148		33 667 946

€ thousand
31 December 2023	Level 1	Level 2	Level 3	Total.
Assets
Cash in hand, balances with central banks	1 034 117			1 034 117
Financial instruments at fair value through profit or loss		227 801		227 801
Hedging derivative financial instruments		1 832 305		1 832 305
Financial assets at fair value through equity	1 605 435	1 303 095		2 908 530
Financial assets at amortised cost
Loans and advances			25 954 585	25 954 585
Debt securities	1 806 455	62 650		1 869 105
Total financial assets	4 446 007	3 425 851	25 954 585	33 826 443
Liabilites
Financial instruments at fair value through profit or loss		349 156		349 156
Hedging derivative financial instruments		1 762 881		1 762 881
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	45 690			45 690
Debt securities in issue	26 855 553	2 296 571		29 152 124
Social Impact Account	35 747			35 747
Total financial liabilities	26 936 990	4 408 608		31 345 598

40

FINANCIAL STATEMENTS 2024

NOTE F - Offsetting financial assets and financial liabilities

As at 31 December 2024, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

Table 34				€ thousand
	Net amounts	Cash
	of financial	given /	Securities
	assets and	received	received as	Net
31 December 2024	liabilities	as collateral	collateral	amounts
Assets
Loans at amortised cost	22 301 631		(143 065)	22 158 566
Derivative financial instruments	2 096 768	(788 460)		1 308 308
Deposits of guarantees given	441 820	(441 020)		800
Other assets not subject to offsetting	13 773 066			13 773 066
Total assets	38 613 285	(1 229 480)	(143 065)	37 240 740
Liabilities
Derivative financial instruments	1 717 183	(441 020)		1 276 163
Deposits of guarantees received	790 434	(788 460)		1 974
Other liabilities not subject to offsetting	31 386 236			31 386 236
Total liabilities	33 893 853	(1 229 480)		32 664 373

€ thousand
	Net amounts	Cash
	of financial	given /	Securities
	assets and	received	received as	Net
31 December 2023	liabilities	as collateral	collateral	amounts
Assets
Loans at amortised cost	20 577 014		(183 613)	20 393 401
Derivative financial instruments	2 060 106	(449 404)		1 610 702
Deposits of guarantees given	597 607	(596 010)		1 597
Other assets not subject to offsetting	11 183 697			11 183 697
Total assets	34 418 424	(1 045 414)	(183 613)	33 189 397
Liabilities
Derivative financial instruments	2 112 037	(596 010)		1 516 027
Deposits of guarantees received	451 087	(449 404)		1 683
Other liabilities not subject to offsetting	28 336 182			28 336 182
Total liabilities	30 899 306	(1 045 414)		29 853 892

41

FINANCIAL STATEMENTS 2024

NOTE G - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

€ thousand
Table 35	31/12/2024	31/12/2023
Debt securities
Gross book value	3 368 302	3 000 111
Unrealised gains or losses	(76 509)	(92 107)
Impairment	(1 816)	(953)
Net book value	3 289 977	2 907 051
Equity instruments
Gross book value	1 380	1 378
Unrealised gains or losses	(28)	103
Impairment	(5)	(2)
Net book value	1 347	1 479
Total	3 291 324	2 908 530

Financial assets at amortised cost

€ thousand
Table 36	31/12/2024	31/12/2023
Loans to credit institutions
Gross book value	7 323 463	6 923 558
Impairment	(5 210)	(3 822)
Net book value	7 318 253	6 919 736
Loans to customers
Gross book value	15 692 256	14 703 894
Impairment	(14 479)	(9 854)
Net book value	15 677 777	14 694 040
Value adjustment to loans hedged by derivative instruments	(694 399)	(1 036 762)
Total loans	22 301 631	20 577 014
Advances
Advances repayable on demand - gross book value	6 540	6 174
Impairment	(6)	(5)
Net book value	6 534	6 169
Advances with agreed maturity dates or periods of notice - gross book value	6 860 310	5 372 264
Impairment	(1 738)	(685)
Net book value	6 858 572	5 371 579
Value adjustment to advances hedged by derivative instruments	7 681	(177)
Total advances	6 872 787	5 377 571
Debt securities
Gross book value	2 338 986	1 797 332
Impairment	(694)	(403)
Net book value	2 338 292	1 796 929
Total debt securities	2 338 292	1 796 929

At 31 December 2024, loans are guaranteed up to the amount of €7.0 billion (31 December 2023: €6.4 billion). These guarantees could be either in the form of securities or signed commitments.

42

FINANCIAL STATEMENTS 2024

Financial assets at amortised cost by stage

						€ thousand
		31/12/2024			31/12/2023
	Gross book	Impairment	Net book	Gross book	Impairment	Net book
Table 37	value		value	value		value
Loans to credit institutions	7 323 463	(5 210)	7 318 253	6 923 558	(3 822)	6 919 736
Stage 1	7 323 463	(5 210)	7 318 253	6 923 558	(3 822)	6 919 736
Stage 2
Stage 3

Loans to customers	15 692 256	(14 479)	15 677 777	14 703 894	(9 854)	14 694 040
Stage 1	15 692 256	(14 479)	15 677 777	14 655 119	(9 717)	14 645 403
Stage 2				48 775	(137)	48 638
Stage 3

Advances	6 866 850	(1 744)	6 865 106	5 378 438	(690)	5 377 748
Stage 1	6 866 850	(1 744)	6 865 106	5 378 438	(690)	5 377 748
Stage 2
Stage 3

Debt securities	2 338 986	(694)	2 338 292	1 797 332	(403)	1 796 929
Stage 1	2 338 986	(694)	2 338 292	1 797 332	(403)	1 796 929
Stage 2
Stage 3

During the year 2024, no defaults occurred in the Bank’s financial assets at amortised cost portfolio.

43

FINANCIAL STATEMENTS 2024

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Impact Account, is presented in the table below:

Table 38	€ thousand
	Outstanding				Financing commitments
Breakdown by borrower's country location	31/12/2024%		31/12/2023%		31/12/2024	31/12/2023
Spain	2 631 487	11.48	2 606 386	12.11	318 429	305 429
Poland	2 267 617	9.90	2 143 988	9.96	368 556	275 254
France	1 791 512	7.82	1 748 593	8.12	663 170	380 841
Italy (a)	1 699 261	7.42	1 285 025	5.97	386 719	1 003 252
Germany (b)	1 596 910	6.97	1 316 299	6.11	560 700	598 800
Türkiye	1 435 767	6.27	1 401 244	6.51	478 000	375 000
Slovak Republic	1 155 560	5.04	1 161 327	5.39	533 000	191 700
Netherlands	1 031 460	4.50	983 781	4.57		150 000
Belgium	962 312	4.20	1 038 687	4.82	565 000	300 000
Lithuania	937 239	4.09	894 231	4.15	73 000	91 413
Serbia	824 915	3.60	677 586	3.15	498 971	707 971
Finland	734 869	3.21	595 260	2.76	50 000	90 000
Hungary	725 941	3.17	723 488	3.36	25 000	100 000
Croatia	690 626	3.01	624 993	2.90		140 000
Czech Republic	684 497	2.99	691 571	3.21	239 316	339 727
Romania	552 390	2.41	526 629	2.45	483 341	477 072
Sweden	542 177	2.37	563 707	2.62	80 000	56 797
Ireland	499 950	2.18	462 915	2.15	83 636	243 636
Cyprus	283 087	1.24	299 051	1.39	68 000	56 750
Portugal	246 176	1.07	277 903	1.29	352 700	358 700
Bulgaria	224 271	0.98	180 215	0.84	125 000
Estonia	220 000	0.96	200 000	0.93	25 000	45 000
Greece	218 167	0.95	218 833	1.02	132 500	52 500
Slovenia	194 918	0.85	199 134	0.92	25 000	35 000
Ukraine	115 801	0.51			84 199
Albania	109 450	0.48	127 512	0.59
Bosnia and Herzegovina	95 815	0.42	101 324	0.47	11 000	8 500
North Macedonia	83 977	0.37	94 741	0.44	76 600	25 000
Montenegro	81 087	0.35	93 794	0.44	8 500	38 500
Iceland	64 905	0.28	61 744	0.29	92 000	8 000
Moldova (Republic of)	62 800	0.27	73 191	0.34	153 783	48 065
Kosovo	45 442	0.20	45 824	0.21	25 000
Georgia	34 208	0.15	37 333	0.17
Malta	29 000	0.13	29 000	0.13
Latvia	17 962	0.08	20 804	0.10	22 000	8 000
Andorra	13 087	0.06	14 220	0.07
San Marino	7 533	0.03	8 200	0.04
Luxembourg (c)	2 600	0.01	1 100	0.01	400	1 900
Total	22 914 774	100.00	21 529 634	100.00	6 608 521	6 512 805

a)	of which € 9.0 million outstanding in favour of target countries as at 31 December 2024 (31 December 2023 : € 11.8 million)

b)	of which € 0 oustanding in favour of target countries as at 31 December 2024 (31 December 2023 : € 1.0 million)

c)	of which € 2.6 million oustanding in favour of target countries as at 31 December 2024 (31 December 2023 : € 1.1 million)

44

FINANCIAL STATEMENTS 2024

Loans outstanding and financing commitments by country, with SIA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Impact Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

			€ thousand
Table 39	Outstanding		Financing commitments
Breakdown by borrowers' country location	31/12/2024	31/12/2023	31/12/2024	31/12/2023
Türkiye	296 000	335 667
Poland	113 018	127 138
Bosnia and Herzegovina	87 535	91 485	2 500
Kosovo	35 000	35 000
Romania	27 551	38 439	4 871	6 871
Moldova (Republic of)	23 381	25 321
North Macedonia	17 834	19 272	700
Albania	14 536	22 945
Croatia	12 545	17 309
Serbia	6 136	1 120
Lithuania	5 800	6 000
Italy	2 950	3 000	800
Luxembourg	2 600	1 100	400	1 900
Bulgaria	1 296	1 881	125
Greece	667	1 333
Ireland	360	360	600	600
Georgia	208	833
Spain	100		2 400	950
Belgium			750
Total	647 517	728 203	13 146	10 321

The interest rate subsidies are presented in Note K.

NOTE H - Tangible and intangible assets

	Land and				€ thousand
				Intangible
Table 40	buildings (*)	Fixtures	Other	assets	Total.
Gross book value
At 1 January 2024	39 488	15 668	9 073	42 362	106 591
Additions	881	267	2 585	6 901	10 634
Other movements	3 899	(5 545)	(3 583)	(434)	(5 663)
At 31 December 2024	44 268	10 390	8 075	48 829	111 562
Depreciation
At 1 January 2024	(381)	(13 130)	(7 405)	(28 833)	(49 749)
Charge for the year	(312)	(583)	(1 328)	(4 803)	(7 026)
Other movements	(3 874)	5 360	3 525		5 011
At 31 December 2024	(4 567)	(8 353)	(5 208)	(33 636)	(51 764)
Net book value
At 31 December 2024	39 701	2 037	2 867	15 193	59 798

	Land and				€ thousand
				Intangible
	buildings (*)	Fixtures	Other	assets	Total.
Gross book value
At 1 January 2023	39 340	14 973	8 000	37 740	100 052
Additions	148	708	1 171	4 810	6 838
Other movements		(13)	(98)	(188)	(299)
At 31 December 2023	39 488	15 668	9 073	42 362	106 591
Depreciation
At 1 January 2023	(94)	(12 535)	(6 693)	(23 186)	(42 508)
Charge for the year	(287)	(596)	(711)	(5 647)	(7 241)
At 31 December 2023	(381)	(13 130)	(7 405)	(28 833)	(49 749)
Net book value
At 31 December 2023	39 107	2 538	1 669	13 529	56 843

(*) “Land and buildings” represent the Bank's headquarters located at 55 avenue Kléber in Paris. In accordance with IFRS 16, a lease contract is also included in this item. The gross value of the right-of-use amounts to €2.8 million as at 31 December 2024 and the amortisation to -€686 thousand (31 December 2023: €2.7 million and -€381 thousand respectively).

45

FINANCIAL STATEMENTS 2024

NOTE I - Other assets and other liabilities

€ thousand
Table 41	31/12/2024	31/12/2023
Other assets
Deposits of guarantees given (a)	441 820	597 607
Sundry debtors	3 174	2 946
Subscribed, called and unpaid capital and reserves to be received	591 048
Prepaid expenses	3 512	2 311
Sundry assets	4 516	4 450
Total	1 044 070	607 314
Other liabilities
Deposits of guarantees received (a)	790 434	451 087
Sundry creditors (b)	12 847	10 339
Sundry liabilities	15 505	47 404
Total	818 786	508 830

(a)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2024, the CEB:

●	paid €441.8 million of guarantees in form of deposits (31 December 2023: €597.6 million) and

●	received €790.4 million of guarantees in form of deposits (31 December 2023: €451.1 million) and €143.1 million in form of securities (31 December 2023: €183.6 million).

(b)	Of which €2.8 million of lease liability representing the gross value of the lease payments and -€634 thousand of liability amortisation, in accordance with IFRS 16 (31 December 2023: €2.7 million for the lease liability and -€348 thousand for the liability amortisation).

NOTE J - Financial liabilities at amortised cost

€ thousand
Table 42	31/12/2024	31/12/2023
Amounts owed to credit institutions and to customers
Interest-bearing accounts	98 251	45 690
Total	98 251	45 690
Debt securities in issue at amortised cost
Bonds	31 411 595	28 864 635
Interest payable	285 906	289 307
Value adjustment to debt securities in issue hedged by derivative instruments	(824 289)	(1 260 336)
Total	30 873 212	27 893 606

46

FINANCIAL STATEMENTS 2024

Development of customers' interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to support, through grants and loan guarantees, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

Most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit to providing grants to beneficiaries without having first received a contribution commitment from one or more donors.

As at 31 December 2024, the Bank managed 31 trust funds (2023: 30) with a total balance of €98.3 million (2023: €45.7 million). The resources on these accounts amount to €508.6 million (2023: €422.0 million) while disbursements stand at €410.3 million (2023: €376.4 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

●	Programs/Accounts funded by donor countries,

●	Programs/Accounts funded entirely or mainly by the European Union.

€ thousand
Table 43	Resources(a)	Disbursements(b)	31/12/2024	Commitments to be received(c)	Commitments to be paid(c)
Programs/Accounts funded by donor countries	67 159	(44 989)	22 170		(2 436)
Programs/Accounts funded entirely or mainly by the European Union	441 402	(365 321)	76 081	122 538	(120 580)
Total	508 561	(410 310)	98 251	122 538	(123 016)
€ thousand
	Resources(a)	Disbursements(b)	31/12/2023	Commitments to be received(c)	Commitments to be paid(c)
Programs/Accounts funded by donor countries	60 372	(42 021)	18 351		(3 025)
Programs/Accounts funded entirely or mainly by the European Union	361 673	(334 334)	27 339	138 375	(108 132)
Total	422 045	(376 355)	45 690	138 375	(111 157)

(a)	Consists of contributions received from donors and accrued interest.

(b)	Consists of grants disbursed to projects, fees and funds returned to donors.

(c)	The commitments to be received and to be paid refer to on-going projects only.

The table below presents the detail of the interest-bearing accounts distributed according to the two following categories:

Table 44a						€ thousand
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2024	31/12/2023
Programs/Accounts funded by donor countries
Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	38 956	(37 506)	1 450	3 668
Ukraine Solidarity Fund	Czech Republic, Germany, Ireland, Lithuania, Poland, CEB	2022	10 347	(901)	9 446	3 411
Green Social Investment Fund	CEB, Czech Republic	2020	5 431	(3)	5 428	5 243
Spanish Social Cohesion Account	Spain	2009	4 117	(3 187)	930	1 072
Slovak Inclusive Growth Account	Slovak Republic	2016	4 115	(2 479)	1 636	1 670
Disaster Prevention and Recovery Fund	CEB	2023	3 173	(120)	3 053	2 949
Italian Fund for Innovative Projects	Italy	2017	1 020	(793)	227	338
Sub-total Programs/Accounts funded by donor countries			67 159	(44 989)	22 170	18 351

47

FINANCIAL STATEMENTS 2024

Table 44b						€ thousand
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2024	31/12/2023
Programs/Accounts funded entirely or mainly by the European Union
Accounts linked to the Regional Housing Program (RHP)
RHP Fund Country Account - Serbia	European Union, Germany	2013	69 000	(69 000)
RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	63 088	(63 088)		4 448
RHP Fund Sub-Regional Account	Denmark, European Union, Germany, Luxembourg, Norway, Switzerland	2012	53 917	(53 917)		1 446
RHP Fund Regional Account	European Union, Türkiye, United States of America	2012	47 447	(45 709)	1 738	6 191
RHP Implementation 2	European Union	2017	15 876	(15 876)		573
RHP Fund Country Account - Croatia	European Union	2013	9 303	(9 303)
RHP Fund Country Account - Montenegro	European Union, Germany	2013	3 516	(3 516)		364
RHP Implementation Support Fund - ODA Account	Germany, Norway	2019	1 641	(1 641)		46
RHP Fund Country Account - BiH & SRB	Switzerland	2019	850	(850)
RHP Implementation Support Fund Account	Switzerland	2019	500	(500)		498
Special Account RHP Czech Republic	Czech Republic	2013	84	(40)	44	44
Special Account RHP Slovak Republic	Slovak Republic	2012	40	(40)		2
Special Account RHP Hungary	Hungary	2014	30	(10)	20	29
Eastern Europe Energy Efficiency and Environment Partnership (E5PR)
Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016	2 500	(2 500)
Facility for Refugees in Türkiye (FRIT)
Strengthening health infrastructures for all	European Union	2020	86 142	(25 947)	60 195	10 092
Türkiye Refugee Account	European Union	2017	50 001	(50 001)		4
Western Balkans Investment Framework (WBIF)
WBIF: Serbia, University Children's Hospital Tirsova 2 in Belgrade	European Union Other Donors	2022	21 059	(10 912)	10 147
WBIF: North Macedonia, Rehabilitation of Physical Education	European Union	2020	3 082	(2 469)	613
Facilities in Primary and Secondary Schools	Other Donors
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1 430	(1 430)
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2020	627	(584)	43	2
InvestEU Programme
InvestEU Advisory Hub	European Union	2023	3 647	(1 882)	1 765	2 451
Programme Asylum, Migration and Integration
Partnerships and Financing for Migrant Inclusion	European Union	2021	3 540	(3 295)	245	181
Facility for Roma populations
Housing & Empowerment of Roma (HERO)	European Union	2021	2 850	(2 730)	120	968
Neighbourhood Investment Platform (NIP)
Technical Assistance for Balti Regional Hospital, Moldova (Republic of)	European Union	2024	1 232	(81)	1 151
Sub-total Programs/Accounts funded entirely or mainly by the European Union			441 402	(365 321)	76 081	27 339
Total Interest-bearing accounts			508 561	(410 310)	98 251	45 690

48

FINANCIAL STATEMENTS 2024

NOTE K - Social Impact Account

The Bank uses the Social Impact Account (SIA) to finance four types of supports:

●	technical assistance,
●	grants,
●	interest subsidies and
●	loan guarantees.

Supports financed by the SIA are approved by the Administrative Council of the Bank, except technical assistance up to €300 thousand, which is approved by the Governor.

Ceilings vary depending on the support. Technical assistance and grants may not exceed €2.5 million per project, interest subsidies €0.5 million per each €10 million in loan amount, while loan guarantees are capped by a risk limit per loan, a portfolio risk limit and a portfolio leverage limit.

The Administrative Council approved the transfer of €15.0 million from the Bank's 2023 earnings in March 2024.

The resources of the SIA are held in four separate sub-accounts, one for each type of support. At 31 December 2024, the breakdown of these sub-accounts is the following:

Table 45		€ thousand
SIA windows	31/12/2024	31/12/2023
Available deposits to be allocated		9
Available deposits to be allocated		9
Subsidies on loans approved	7 154	8 868
Available for subsidy	2 494	2 101
Interest rate subsidies on loans	9 648	10 969
Guarantees on loans approved	9 530	7 266
Available for guarantees	27 591	14 074
Loan guarantees	37 121	21 340
Approvals for technical assistance	883	1 261
Available for technical assistance	2 155	1 839
Technical assistance	3 038	3 100
Available for grant contributions	337	329
Grant contributions	337	329
Total	50 144	35 747

Funding

The SIA may receive contributions from:

●	the Bank, which contributes to the SIA through allocations from its annual profits, and

●	Member States, the Council of Europe and, subject to the prior approval of the Governing Board, non-Member States and international organisations.

49

FINANCIAL STATEMENTS 2024

NOTE L - Provisions

€ thousand
Table 46	31/12/2024	31/12/2023
Provisions
Provision on social commitments	333 026	301 155
Impairment relating to financing commitments (Note S)	3 251	2 241
Total	336 277	303 396

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2024 based on individual data as at 31 December 2024.

The financial situation relating to post-employment benefits is presented below:

€ thousand
Other post-
	Pension	employment
Table 47	scheme	benefits	Total
Provision as at 1 January 2024	260 216	40 939	301 155
Service cost	8 714	1 889	10 603
Interest cost related to discounted commitments	9 622	1 494	11 116
Changes in actuarial differences recognised directly in equity	16 021	2 057	18 078
Benefits paid	(6 243)	(1 683)	(7 926)
Provision as at 31 December 2024	288 330	44 696	333 026
€ thousand
Other post-
	Pension	employment
	scheme	benefits	Total
Provision as at 1 January 2023	213 300	37 541	250 841
Service cost	7 517	1 828	9 345
Interest cost related to discounted commitments	9 222	1 509	10 731
Changes in actuarial differences recognised directly in equity	36 858	1 786	38 644
Benefits paid	(6 681)	(1 725)	(8 406)
Provision as at 31 December 2023	260 216	40 939	301 155

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Table 48
Sundry information	2024	2023
Interest discount rate	3.65%	3.75%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	3.50%	3.50%
Medical care employer's contribution rate	4.46%	4.46%
Average duration	18.10	17.70

50

FINANCIAL STATEMENTS 2024

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2024, as well as the service cost, the interest cost and the estimated benefits for the year 2025, calculated based on a change of the discount rate assumption of -/+ 0.25%:

Table 49a					€ thousand
	PBO	Service cost	Interest cost	Estimated	PBO
Pension scheme	31/12/2024	2025	on PBO 2025	benefits 2025	31/12/2025
Discount rate -0.25%	300 853	10 283	10 091	(8 101)	313 126
Discount rate +0.25%	276 580	9 199	10 629	(8 095)	288 313

As at 31 December 2024, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 4.3%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.1% at that date.

Table 49b					€ thousand
	PBO	Service cost	Interest cost	Estimated	PBO
Other post-employment benefits	31/12/2024	2025	on PBO 2025	benefits 2025	31/12/2025
Discount rate -0.25%	46 672	1 581	1 552	(2 076)	47 729
Discount rate +0.25%	42 843	1 413	1 630	(2 076)	43 810

As at 31 December 2024, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 4.4%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.1% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the CEB.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of €1 000.

The accession procedure for prospective members consists of addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

●	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,

●	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated on the basis of the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a risk appetite framework organised around various ratios (see Chapter 6 in Note B).

51

FINANCIAL STATEMENTS 2024

Capital increase

On 2 December 2022, the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which a maximum of €1.20 billion will be paid-in by the member states. The capital increase became effective at the end of the calendar month in which at least 67% of the participating certificates offered were subscribed. As this threshold was reached in February 2024, the capital increase became effective on 29 February 2024. The subscription period ended on 31 December 2024, with a final subscription rate of 95.15%.

Capital breakdown by member states

The capital breakdown by member state as at 31 December 2024 is presented hereinafter.

Table 50				€ thousand
	Subscribed	Uncalled	Called	Percentage of
Member states	capital	capital	capital	subscribed capital
France	1 626 363	1 324 036	302 327	16.901%
Germany	1 626 363	1 324 036	302 327	16.901%
Italy	1 626 363	1 324 036	302 327	16.901%
Spain	1 060 700	863 525	197 175	11.023%
Türkiye	689 600	561 411	128 189	7.166%
Netherlands	353 082	287 446	65 636	3.669%
Belgium	291 826	237 581	54 245	3.033%
Greece	291 826	237 581	54 245	3.033%
Portugal	247 163	201 218	45 945	2.568%
Poland	227 784	185 441	42 343	2.367%
Denmark	159 244	129 640	29 604	1.655%
Sweden	139 172	123 724	15 448	1.446%
Norway	123 937	100 898	23 039	1.288%
Bulgaria	110 924	90 304	20 620	1.153%
Romania	106 404	86 625	19 779	1.106%
Ukraine	101 902	90 591	11 311	1.059%
Ireland	85 796	69 848	15 948	0.892%
Hungary	79 541	64 755	14 786	0.827%
Czech Republic	76 432	62 224	14 208	0.794%
Finland	69 786	62 039	7 747	0.725%
Luxembourg	61 686	50 219	11 467	0.641%
Switzerland	53 824	43 229	10 595	0.559%
Serbia	45 892	37 362	8 530	0.477%
Croatia	37 963	30 906	7 057	0.395%
Cyprus	35 309	28 746	6 563	0.367%
Slovak Republic	33 670	27 411	6 259	0.350%
Albania	23 771	19 352	4 419	0.247%
Latvia	22 746	18 519	4 227	0.236%
Estonia	22 595	18 395	4 200	0.235%
North Macedonia	22 595	18 395	4 200	0.235%
Lithuania	22 356	18 201	4 155	0.232%
Slovenia	21 835	17 776	4 059	0.227%
Iceland	18 015	14 666	3 349	0.187%
Malta	18 015	14 666	3 349	0.187%
Georgia	17 539	14 279	3 260	0.182%
Bosnia and Herzegovina	17 207	14 009	3 198	0.179%
Montenegro	11 693	9 519	2 174	0.122%
Kosovo	11 648	9 483	2 165	0.121%
Moldova (Republic of)	9 746	7 934	1 812	0.101%
Andorra	8 747	7 121	1 626	0.091%
San Marino	8 644	6 916	1 728	0.090%
Liechtenstein	2 921	2 374	547	0.030%
Holy See	243	183	60	0.003%
Total 2024	9 622 868	7 856 618	1 766 250	100.000%
Total 2023	5 579 046	4 954 771	624 275

In June 2023, following Ukraine’s accession, the Bank’s subscribed capital increased by €101 902 thousand and the paid-in capital increased by €11 311 thousand. Ukraine’s contribution was at no cost to Ukraine and was financed by current member states via the transfer from general reserves.

The earnings per participating certificate for 2024 amount to €12.92 (2023: €19.58).

52

FINANCIAL STATEMENTS 2024

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

The Interest margin is detailed below:

€ thousand
Table 51	2024	2023
Financial assets at fair value through equity (*)	83 239	76 644
Hedging derivatives	47 903	43 145
Sub-total	131 142	119 789
Loans and advances at amortised cost (*)
- Credit institutions and central banks	552 860	481 001
- Customers	320 839	266 263
Hedging derivatives	357 165	276 905
Sub-total	1 230 864	1 024 169
Debt securities at amortised cost	67 300	51 564
Sub-total	67 300	51 564
Interest and similar income	1 429 306	1 195 522
Amounts owed to credit institutions and to customers	(20 951)	(23 065)
Sub-total	(20 951)	(23 065)
Debt securities in issue at amortised cost	(639 326)	(498 987)
Hedging derivatives	(557 900)	(486 210)
Sub-total	(1 197 226)	(985 197)
Other interest expenses and similar charges	(11 116)	(10 693)
Sub-total	(11 116)	(10 693)
Interest expenses and similar charges	(1 229 293)	(1 018 955)

Interest margin	200 013	176 567
(*) of which negative interest impact:
€ thousand
- Financial assets at fair value through equity	(174)	(909)
- Advances at amortised cost	327	6 777
	153	5 868

53

FINANCIAL STATEMENTS 2024

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographic areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

Table 52		€ thousand
Breakdown by borrowers' country location	2024	2023
Poland	93 974	86 561
Türkiye	38 868	27 437
Hungary	21 823	34 999
Lithuania	18 845	11 417
Romania	14 958	14 635
Serbia	14 107	6 624
Slovak Republic	11 804	7 591
Cyprus	9 078	9 191
Estonia	8 031	6 883
Czech Republic	7 671	5 973
Croatia	7 488	5 612
Slovenia	6 130	4 345
Albania	2 165	2 531
North Macedonia	2 138	2 283
Bosnia and Herzegovina	1 508	1 487
Bulgaria	1 066	1 355
Ukraine	1 063
Moldova (Republic of)	981	960
Georgia	922	747
Montenegro	774	776
Malta	539	539
Kosovo	462	469
Latvia	185	299
Sub-total Target Group countries	264 580	232 714
Spain	65 922	48 466
France	35 909	28 944
Italy	29 669	12 412
Belgium	20 369	20 622
Germany	20 249	10 099
Finland	18 474	14 468
Netherlands	12 079	8 173
Sweden	9 544	5 148
Ireland	8 914	7 660
Portugal	6 728	6 744
Iceland	2 045	2 008
Greece	102	74
Andorra	56	60
San Marino	20	21
Sub-total other countries	230 080	164 899
Target Group countries through other countries	614	631
Total	495 274	398 244

Outstanding loans by country are presented in Note G.

54

FINANCIAL STATEMENTS 2024

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains or losses from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under Interest margin (Note N).

		€ thousand
Table 53	2024	2023
Net result from fair value hedging instruments	60 733	167 382
Revaluation of hedged items attributable to hedged risks	(60 612)	(176 557)
Result from financial instruments at fair value through profit or loss	124	(5 002)
Revaluation of exchange positions	(53)	(27)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	36	7
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	(268)	297
Total	(40)	(13 900)

NOTE Q - General operating expenses

€ thousand
Table 54	2024	2023
Wages and salaries	(33 531)	(30 389)
Social charges and pension costs	(8 779)	(7 470)
Other general operating expenses	(16 140)	(14 464)
Total	(58 450)	(52 323)

As at 31 December 2024, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 231 professional staff. As at 31 December 2023, there were 4 appointed officials (Governor and Vice-Governors) and 216 professional staff.

NOTE R - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

●	assessing whether there is a significant increase in credit risk since initial recognition, and

●	measuring the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on a forward-looking approach.

Significant increase in credit risk

The assessment of a significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess a significant increase in credit risk is the counterparty's internal credit rating. The internal rating system is described in Chapter 1 of Note B (on Credit Risk). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank's portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB's Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

During the year 2024, no defaults occurred in the Bank’s portfolio.

55

FINANCIAL STATEMENTS 2024

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses (ECL).

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody's Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

●	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;

●	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;

●	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

●	60% for the base scenario,

●	20% for the adverse scenario, and

●	20% for the favourable scenario.

Cost of risk provision for the period

		€ thousand
Table 55	2024	2023
Net allowances to impairment - capital	(9 013)	6 945
Net allowances to impairment - interest	(57)	(11)
Total	(9 070)	6 934

Detail of the cost of risk for the period

		€ thousand
Table 56	2024	2023
Balances with central banks	116	62
Financial assets at fair value through equity	(866)	10
Financial assets at amortised cost
Loans	(6 013)	5 789
Advances	(1 054)	(252)
Debt securities	(292)	(53)
Other assets	50	37
Financing commitments	(1 010)	1 341
Total	(9 070)	6 934
Cost of risk of unimpaired outstanding	(9 070)	6 934
of which stage 1	(9 206)	6 922
of which stage 2	136	12
Cost of risk of impaired outstanding - stage 3

56

FINANCIAL STATEMENTS 2024

Changes in impairment over the period

€ thousand
	Impairment on	Impairment on
	outstanding	outstanding	Impairment
	amounts with	amounts with	on doubtful
	expected 12	lifetime expected	outstanding
	months losses	losses	amounts
Table 57	(stage 1)	(stage 2)	(stage 3)	Total
As at 1 January 2024	(18 558)	(136)		(18 694)
Net allowances to impairment
Financial assets acquired during the period	(7 707)			(7 707)
Financial assets derecognised during the period	1 981	136		2 117
Transfer to stage 2
Transfer to stage 3
Transfer to stage 1
Other allowances/reversals without stage transfer	(3 481)			(3 481)
As at 31 December 2024	(27 765)			(27 765)

NOTE S - Financing commitments given or received

€ thousand
Table 58	31/12/2024	31/12/2023
Financing commitments given
To credit institutions	1 409 978	2 428 014
To customers	5 198 542	4 084 792
Total financing commitments given	6 608 520	6 512 805
Impairment of financing commitments given	3 251	2 241
of which stage 1	3 251	2 241
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2024.

NOTE T - Contingent liabilities and other significant disclosures

Following the identification of a potential liability towards a third-party entity, the CEB may be required to pay an amount of €2.04 million. At this stage, although the risk of this potential liability materialising cannot be excluded, it remains highly unlikely.

NOTE U - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2024 and the closing date of the accounts by the Governor on 11 March 2025.

57